SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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JEFFERIES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Security Ownership Of Certain Beneficial Owners And Management
Election Of Directors
Information Concerning Nominees For Director And Executive Officers
Equity Compensation Plan Information
Corporate Governance
Compensation Discussion and Analysis
Summary Compensation Table
Grants of Plan Based Awards -- 2008
Outstanding Equity Awards at Fiscal Year-End -- 2008
Option Exercises and Stock Vested -- 2008
Pension Benefits -- 2008
Nonqualified Deferred Compensation -- 2008
Potential Payments Upon Termination or Change in Control
Director Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Report of the Compensation Committee
Report of the Audit Committee
Ratification of Appointment of Independent Auditor
Transactions with Related Persons
Shareholder Proposals

JEFFERIES GROUP, INC.
520 Madison Avenue
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, May 18, 2009

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders. The meeting will be held at our offices at 520 Madison Avenue, New York, New York, 10022, on Monday, May 18, 2009, at 9:30 a.m. At the meeting, we will:

1. Elect eight directors to serve until our next Annual Meeting,

2. Ratify the appointment of KPMG as independent auditor, and

3. Conduct any other business that properly comes before the meeting.

You are entitled to notice of the meeting and to vote at the meeting if you held our common stock at the close of business on March 30, 2009.

Even if you will not be able to attend, we have taken a number of steps to make it easy for you to vote. The enclosed proxy card contains instructions on how to vote by telephone, on the Internet or by mail. We urge you to vote early using one of these methods if you do not expect to attend. You can still attend the meeting and vote in person if you choose.

We have provided this Proxy Statement to provide background information for you to use when casting your vote. We hope you will find it informative.

For the Board of Directors,

Lloyd H. Feller
Secretary

April 9, 2009

JEFFERIES GROUP, INC.
520 Madison Avenue
New York, New York 10022

April 9, 2009
PROXY STATEMENT

The Board of Directors of Jefferies Group, Inc. requests that each shareholder provide a proxy for use at our Annual Meeting of Shareholders. The meeting will be held at our principal executive offices at 520 Madison Avenue, New York, New York, 10022, on Monday, May 18, 2009, at 9:30 a.m., local time. You are entitled to receive notice of the meeting and to vote at the meeting if you were a shareholder of record at the close of business on March 30, 2009. We are first mailing this Notice of Annual Meeting, Proxy Statement and proxy card to shareholders on or about April 9, 2009.

Eligible shareholders may vote by telephone, on the Internet, by mail or by attending the meeting and voting by ballot as described below. If you vote by telephone or on the Internet, you do not need to return a proxy card. Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m. on May 17, 2008, the night before the meeting. To vote by telephone, please call 1-800-PROXIES (1-800-776-9437). To vote on the Internet, go to www.voteproxy.com and follow the on-screen instructions. To vote by mail, simply mark the enclosed proxy, date and sign it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please mail the completed proxy card to us at:

Jefferies Group, Inc.
c/o American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-9821

We will use any votes received by telephone, internet or mail at the annual meeting and any adjournment of the meeting if an adjournment is necessary. If you change your mind after voting by telephone or on the Internet, simply call the number again or return to the website again to change your vote. You may also revoke your vote, whether by telephone, internet or by mail, by (i) delivering a written notice of revocation to our Secretary on or before the closing of the polls at the meeting, (ii) delivering a new proxy card with a later date to our Secretary on or before the closing of the polls at the meeting or (iii) attending the meeting and voting in person. If your Jefferies shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the annual meeting.

If you indicate how you would like your shares voted by returning a proxy card, voting by telephone or voting on the Internet, we will vote your shares at the meeting in accordance with your directions. If you do not indicate how you want your shares voted, but return a proxy card, your shares will be voted FOR the election of the eight nominees for Director whose names are listed in this Proxy Statement, and FOR the ratification of our independent auditors. If any other matters are properly raised at the meeting, your shares will be voted as directed by the persons named as proxies, Richard Handler, our Chief Executive Officer, or Brian P. Friedman, the Chairman of our Executive Committee.

Each person we list in this Proxy Statement as a nominee for Director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if a nominee becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.

We are paying for all costs associated with soliciting proxies from our shareholders. Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials and annual reports to our shareholders. In addition to solicitation by mail, our directors and officers may solicit proxies in person, by telephone, or by fax, but they will not receive special compensation for such solicitation.

On March 30, 2009, the record date for determining which shareholders are entitled to vote at the annual meeting, there were 169,194,358 shares of our Common Stock outstanding. We do not have cumulative voting, and there are no appraisal or dissenters rights associated with the matters we have scheduled for a vote at the meeting. A quorum of shareholders must be present in order to conduct business at the annual meeting. The presence in person or by proxy at the annual meeting of holders of shares representing a majority of our common stock will constitute a quorum. Each share you hold on the record date will give you the right to one vote for each Director to be elected, one vote on the ratification of our independent auditors, and one vote on each separate matter of business properly brought before the meeting. The ratification of the appointment of KPMG as our independent auditor and any other item of business (other than the election of directors) properly brought before the annual meeting will be approved by the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote on the matter.

The eight directors who receive the most votes from the shares properly voting at the meeting will be elected, even if one or more directors does not receive a majority of the votes cast. Withholding a vote for a particular director will not count as a vote against that director, since there is no minimum number of votes necessary to elect a director. However, in accordance with our Board of Directors Corporate Governance Guidelines, any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” his election is required to promptly tender his resignation to the Chairman of the Board. The Corporate Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it, in accordance with the Corporate Governance Guidelines.

If your shares are held in your broker’s name and you do not give your broker timely voting instructions, your broker can vote your shares for the election of directors but cannot vote your shares on certain other matters. Such a broker “non-vote” will have no effect on the election of directors, the ratification of our independent auditors or any other item properly raised at the meeting. Shares subject to a broker non-vote will nevertheless be present for purposes of determining a quorum. Abstentions will have the effect of a vote against the ratification of our independent auditors.

We have retained our transfer agent, American Stock Transfer & Trust Company, as independent inspector of election to receive and tabulate the votes. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding beneficial ownership of our common stock by

•	each person we know of who beneficially owns more than 5% of our common stock,

•	each of our directors,

•	each executive officer named in the Summary Compensation Table and

•	all directors and executive officers as a group.

The information set forth below is as of February 1, 2009, unless otherwise indicated. The percentage beneficially owned in all cases is calculated using the number of outstanding shares at February 1, 2009. Information regarding shareholders other than directors, executive officers and employee benefit plans is based upon information contained in documents filed with the Securities and Exchange Commission (“SEC”). The number of shares beneficially owned by each shareholder and the percentage of the outstanding common stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option or right, but do not take into consideration the potential application of Section 409A of the Internal Revenue Code (the “Code”) which in some cases could result in a delay of the distribution beyond 60 days. Unless otherwise indicated, the mailing address of the parties listed below is our principal business address and the parties have sole voting power and sole dispositive power over their shares.

	Shares of Common		Percentage of
	Stock Beneficially		Common Stock
Name and Address of Beneficial Owner	Owned		Beneficially Owned

Leucadia National Corporation	48,585,385	(1)	29.5%
315 Park Avenue South New York, New York 10010
Richard B. Handler	11,015,771	(2)	6.4%
Marsico Capital Management, LLC	10,140,611	(3)	6.2%
1200 17th Street, Suite 1600 Denver, Colorado 80202
Earnest Partners, LLC	8,296,315	(4)	5.0%
1189 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309
Jefferies Group, Inc. Employee Stock Ownership Plan	6,501,190	(5)	4.0%
Baron Capital Group, Inc.	4,356,000	(6)	2.7%
767 Fifth Avenue New York, New York 10153
Brian P. Friedman	3,033,323	(7)	1.8%
Richard G. Dooley	306,276	(8)	*
Lloyd H. Feller	171,393	(9)	*
Peregrine C. Broadbent	107,966	(10)	*
W. Patrick Campbell	67,560	(11)	*
Charles Hendrickson	35,742	(12)	*
Robert Joyal	20,598	(13)	*
Joseph S. Steinberg	5,479	(14)	*
Ian M. Cumming	5,479	(15)	*
Michael T. O’Kane	0	(16)	*
All directors and executive officers as a group	14,769,587	(17)	8.6%

*	The percentage of shares beneficially owned does not exceed one percent of the class.

(1)	The indicated interest was reported on a Statement of Beneficial Ownership on Form 4 filed by Leucadia National Corporation (“Leucadia”) on May 27, 2008, reporting interests held by Baldwin Enterprises, Inc.

(“Baldwin”) as of May 22, 2008. In accordance with Amendment No. 2 to Schedule 13D filed with the SEC by Leucadia on May 20, 2008, reporting interests held as of May 20, 2008, the position is directly owned by Baldwin and indirectly owned by Phlcorp, Inc. (“Phlcorp”) and Leucadia. Baldwin is a wholly-owned subsidiary of Phlcorp and Phlcorp is a wholly-owned subsidiary of Leucadia. Leucadia, Baldwin and Phlcorp reported shared voting and dispositive power over the shares.

(2)	After the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 12,018,587 shares (representing 7.3% of the currently outstanding class). The table above includes 7,185,284 vested restricted stock units (“RSUs”) which Mr. Handler has a right to acquire within 60 days from February 1, 2009; 110,216 shares held under the Jefferies Group, Inc. Employee Stock Ownership Plan (the “ESOP”) as to which Mr. Hander has sole voting power and no dispositive power; 506,936 RSUs resulting from dividend reinvestments which Mr. Handler has a right to acquire within 60 days from February 1, 2009; 3,081,770 shares which Mr. Handler has shared voting and dispositive power with his wife through a family trust; and 40 shares held in an account for the benefit of Mr. Handler’s immediate family. As of February 1, 2009, 1,643,876 shares beneficially owned by Mr. Handler were pledged to secure outstanding margin debits. The table above excludes 739,073 RSUs which do not represent a right to acquire shares within 60 days from February 1, 2009; 200 shares of vested and deferred restricted stock held by the trustee of our Employee Stock Purchase Plan (the “ESPP”) as to which Mr. Handler has neither voting nor dispositive power; and 263,542 share denominated deferrals under the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”).

(3)	The indicated interest was reported on Amendment No. 2 to Schedule 13G filed with the SEC by Marsico Capital Management, LLC on February 12, 2009. In its filing, Marsico reported that as of December 31, 2008, it had sole voting power over 10,059,759 shares and sole dispositive power over 10,140,611 shares.

(4)	The indicated interest was reported on Amendment No. 5 to Schedule 13G filed with the SEC by Earnest Partners, LLC on February 13, 2009. In its Schedule 13G, Earnest Partners reported that as of December 31, 2008, it had sole voting power over 3,425,101 shares, shared voting power over 2,215,514 shares, sole dispositive power over 8,296,315 shares and shared dispositive power over no shares.

(5)	Under the ESOP, shares are allocated to accounts in the name of the individuals who participate in the ESOP. The voting rights for shares in each individual participant’s account are passed through to that participant. Because participants can vote shares in their ESOP accounts, but cannot sell them, participants in the ESOP have sole voting power and no dispositive power over shares allocated to their accounts. As of December 31, 2008, 6,501,190 shares were held in the ESOP Trust, of which 6,499,538 shares were allocated to the accounts of ESOP participants. The ESOP had sole dispositive power over all the shares and voting power over 1,652 shares not allocated to participants’ accounts at December 31, 2008. Those shares allocated to the accounts of directors and executive officers are indicated on their respective entries in the table and are also included in the ESOP figure. The ESOP is directed by a committee which serves as its Plan Administrator. Our Board of Directors appoints the members of the committee, which currently consist of Robert J. Welch, David J. Losito and Richard B. Shane, Jr. These individuals are each employees of Jefferies & Company, Inc., and each disclaim beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account.

(6)	The indicated interest was reported on a Schedule 13G filed on February 12, 2008, with the SEC by Baron Capital Group, Inc. (“BCG”) on behalf of itself, BAMCO, Inc., Baron Capital Management, Inc. (“BCM”) and Ronald Baron. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2007 as follows:

	Beneficial	Sole Voting	Shared Voting	Sole Dispositive	Shared Dispositive
	Ownership	Power	Power	Power	Power

BCG	4,356,000	0	3,644,900	0	4,356,000
BAMCO	3,997,100	0	3,296,000	0	3,997,100
BCM	358,900	0	348,900	0	358,900
Ronald Baron	4,360,730	4,730	3,644,900	4,730	4,356,000

(7)	After the expiration of all applicable vesting and deferral periods, Mr. Friedman would beneficially own 3,580,502 shares (representing 2.2% of the currently outstanding class). The table above includes 922,379 vested RSUs which Mr. Friedman has a right to acquire within 60 days from February 1, 2009; 1,218 shares held under the ESOP; and 8,855 shares held by the Trustee of our profit sharing plan (the “PSP”). Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. The table above excludes 525,219 unvested RSUs which do not represent a right to acquire shares within 60 days from February 1, 2009; 124 shares of vested and deferred restricted stock held by the trustee of our ESPP as to which Mr. Friedman has neither voting nor dispositive power; and 21,835 share denominated deferrals under the DCP.

(8)	After the expiration of all applicable deferral periods, Mr. Dooley would beneficially own 470,355 shares (representing less than 1% of the currently outstanding class). The table above excludes 164,079 stock units held under our Director Stock Compensation Plan (the “DSCP”), which do not represent a right to acquire shares within 60 days after February 1, 2009.

(9)	After the expiration of all applicable vesting and deferral periods, Mr. Feller would beneficially own 207,034 shares (representing less than 1% of the currently outstanding class). The table above includes 21,924 RSUs, 1,855 RSUs arising from dividend reinvestments, and 6,247 share denominated deferrals under the DCP, all of which Mr. Feller had a right to acquire within sixty days of February 1, 2009, and 574 shares held under the ESOP. The table above excludes 14,618 unvested RSUs, 21,023 share denominated deferrals under the DCP.

(10)	After the expiration of all applicable vesting and deferral periods, Mr. Broadbent would beneficially own 320,874 shares (representing less than 1% of the currently outstanding class). The table above includes 53,227 RSUs and 4,015 RSUs arising from dividend reinvestments, all of which Mr. Broadbent has a right to acquire within sixty days of February 1, 2009. The table above excludes 212,908 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2009.

(11)	After the expiration of all applicable deferral periods, Mr. Campbell would beneficially own 97,242 shares (representing less than 1% of the currently outstanding class). The table above includes 20,568 shares subject to immediately exercisable options and 8,813 shares of restricted stock under the DSCP as to which Mr. Campbell has voting but no dispositive power. The table above excludes 29,682 deferred shares under the DSCP which Mr. Campbell does not have a right to acquire within 60 days from February 1, 2009.

(12)	After the expiration of all applicable vesting and deferral periods, Mr. Hendrickson would beneficially own 39,810 shares (representing less than 1% of the currently outstanding class). The table above includes 10,524 RSUs and 1,108 RSUs resulting from dividend reinvestments on RSUs, all of which Mr. Hendrickson has a right to acquire within 60 days from February 1, 2009. The table above excludes 4,067 unvested RSUs which Mr. Hendrickson does not have a right to acquire within 60 days from February 1, 2009.

(13)	After the expiration of all applicable deferral periods, Mr. Joyal would beneficially own 33,023 shares (representing less than 1% of the currently outstanding class). The table above excludes 12,425 deferred shares under the DSCP which do not represent a right to acquire shares within 60 days from February 1, 2009.

(14)	As of February 1, 2009, Mr. Steinberg had sole voting and no dispositive power over the shares. Excludes shares held by Leucadia as to which Mr. Steinberg disclaims beneficial ownership.

(15)	Excludes shares held by Leucadia as to which Mr. Cumming disclaims beneficial ownership.

(16)	After the expiration of all applicable deferral periods, Mr. O’Kane would beneficially own 13,063 shares (representing less than 1% of the currently outstanding class). The table above excludes all 13,063 shares which reflect deferred shares under the DSCP and do not represent a right to acquire shares within 60 days from February 1, 2009.

(17)	Includes 20,568 shares subject to immediately exercisable options; 8,199,585 vested RSUs which employees have a right to acquire within 60 days from February 1, 2009; 585,277 RSUs representing dividend reinvestments on RSUs which may be acquired within 60 days from February 1, 2009; 1,242,010 shares of restricted stock as to which employees have sole voting and no dispositive power; 112,010 shares held under the ESOP; and 13,023 shares under the PSP for the listed directors and executive officers as a group. After the expiration of all applicable vesting and deferral periods, the directors and named executive officers as a group would beneficially own 16,791,448 shares (representing 10.2% of the currently outstanding class).

Election Of Directors

Under our By-Laws, the Board of Directors may determine its own size so long as it remains not less than five nor more than 17 directors. Our Board currently consists of eight members and has proposed the election of eight directors at this year’s Annual Meeting. The directors elected at this Annual Meeting will serve a term that lasts until the directors elected at next year’s Annual Meeting of Shareholders assume their duties.

Information Concerning Nominees For Director And Executive Officers

Nominees

The following information relates to the nominees for election as directors:

Richard B. Handler, age 47, a nominee, has been our Chairman since February 2002, and our Chief Executive Officer since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies & Company, Inc., our principal operating subsidiary (“Jefferies”), since January 2001, as President of Jefferies since May 2006, and as Co-President and Co-Chief Operating Officer of both companies during 2000. Mr. Handler was first elected to our Board in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. Mr. Handler has also been the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds and is Chief Executive Officer of their successor entities, Jefferies High Yield Trading, LLC and Jefferies High Yield Holdings, LLC. He is also Chairman and Chief Executive Officer of the Handler Family Foundation, a non-profit foundation working primarily with underprivileged children. Mr. Handler received an MBA from Stanford University in 1987, where he serves on the Business School Advisory Board. He received his BA in Economics from the University of Rochester in 1983 where he also serves on the Board of Trustees and is Chairman of the University’s Finance Committee.

Brian P. Friedman, age 53, a nominee, has been one of our directors and an executive officer since July 2005, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has also been President of Jefferies Capital Partners (formerly known as FS Private Investments). Mr. Friedman splits his time between his role with us and his position with Jefferies Capital Partners. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell Lipton Rosen & Katz. As a result of his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of private portfolio companies, and has served on the Board of the general partner of one public portfolio company, K-Sea Transportation L.P., since 2004.

W. Patrick Campbell, age 63, a nominee, has been one of our directors since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 through April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of our Audit Committee, and a member of our Compensation Committee and Corporate Governance and Nominating Committee.

Ian M. Cumming, age 68, a nominee, has been one of our directors since April 2008 and a director of Jefferies High Yield Holdings, LLC since April 2007. Mr. Cumming has served as a director and Chairman of the Board of Leucadia since June 1978. Leucadia is a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, property management and services, gaming entertainment, real estate activities, medical product development and winery operations. Mr. Cumming is also Chairman of the Board of The FINOVA Group Inc., formerly a middle market lender. Mr. Cumming is a director of Skywest, Inc., a Utah-based regional air carrier, HomeFed Corporation (“HomeFed”), a publicly held real estate development company, and AmeriCredit Corp., an auto finance company. Mr. Cumming is an alternate director of Fortescue Metals Group Ltd (“Fortescue”), an Australian public company that is engaged in the mining of iron ore. Mr. Cumming is also a member of our Compensation Committee and Corporate Governance and Nominating Committee.

Richard G. Dooley, age 79, a nominee, has been one of our directors since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (“Mass Mutual”). Mr. Dooley was a consultant to Mass Mutual from 1993 to 2003. Mr. Dooley has been a director of Kimco Realty Corporation since 1990 and is a member of its Compensation Committee. Mr. Dooley is Chairman of our Compensation Committee and a member of our Audit Committee and Corporate Governance and Nominating Committee.

Robert E. Joyal, age 64, a nominee, has been one of our directors since January 2006. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director (1997-1999) and Vice President and Managing Director (1987-1997) of the Massachusetts Mutual Life Insurance Company. Mr. Joyal is a trustee of various Investment Companies sponsored by the Massachusetts Mutual Financial Group and various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors. Mr. Joyal is also a director of Alabama Aircraft Industries, Inc. since 2003, of Kimco Insurance Company since 2007, and of Scottish Reinsurance Group, Ltd. Mr. Joyal is Chairman of our Corporate Governance and Nominating Committee and a member of our Audit Committee and Compensation Committee.

Michael T. O’Kane, age 63, a nominee, has been one of our directors since May 2006. From 1986 through 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director — Private Placements from 1986 through 1990, then as Managing Director — Structured Finance from 1990 through 1996 and finally as Senior Managing Director — Securities Division from 1986 through 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management. Since August 2005, Mr. O’Kane has also served on the Board of Directors and on the Audit, Finance and Risk Oversight Committee of Assured Guaranty, Ltd. Mr. O’Kane is a member of our Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee.

Joseph S. Steinberg, age 65, a nominee, has been one of our directors since April 2008 and a director of Jefferies High Yield Holdings, LLC since April 2007. Mr. Steinberg has served as a director of Leucadia since December 1978 and as its President since January 1979. In addition, Mr. Steinberg is Chairman of the Board of HomeFed and a director of FINOVA and Fortescue. Mr. Steinberg is a member of our Compensation Committee and Corporate Governance and Nominating Committee

Other Executive Officers

Our Executive Officers are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler and Friedman, for whom information is provided above, the following sets forth information as to the Executive Officers:

Peregrine C. Broadbent, age 45, has been our and Jefferies’ Executive Vice President and Chief Financial Officer since November 2007. Prior to joining us, Mr. Broadbent was employed by Morgan Stanley for 16 years, including serving as Managing Director, Head of Institutional Controllers (Fixed Income, Equity and Investment Banking) of Morgan Stanley since November 2003 and was Morgan Stanley’s Managing Director, Head of Fixed Income Infrastructure (Operations and Controllers) from March 2002 through November 2003. Mr. Broadbent is a Chartered Accountant in the United Kingdom.

Charles J. Hendrickson, age 59, has been our Treasurer and the Treasurer and a Managing Director of Jefferies since July 2006. Mr. Hendrickson was Managing Director and Treasurer at Donaldson, Lufkin & Jenrette, Inc. from March 1984 to September 2000 when it was acquired by Credit Suisse and provided continuing services to Credit Suisse through the transition until February 2001. Mr. Hendrickson has served as a director of ImaginAsian Entertainment, Inc. since 2004 and served as its interim Chief Financial Officer from 2005 to 2006 when he joined Jefferies. From 2001 through 2005 Mr. Hendrickson also served on the Board of

Youth Directions and Alternatives, a New York based charitable organization, and served as its Treasurer from 2003 through 2005. Mr. Hendrickson served as Treasurer of Clarendon Ltd. from 1983 to 1984 and from 1973 through 1983 Mr. Hendrickson held various positions in credit and marketing at Chase Manhattan Bank finally serving as Vice President and Division Executive of the Financial Analysis Division of its Workout Group.

Lloyd H. Feller, age 66, has been our, and Jefferies’, Executive Vice President, General Counsel and Secretary since December 2002. Mr. Feller was a Senior Vice President, Secretary and General Counsel of SoundView Technology Group, Inc. from 1999 to December 2002. Prior to joining SoundView’s predecessor, Wit Capital Group Inc., in 1999, Mr. Feller was a partner at Morgan Lewis & Bockius LLP, where he was the leader of that firm’s securities regulation practice group. Before joining Morgan Lewis in 1979, Mr. Feller worked at the SEC as the Associate Director of the Division of Market Regulation, a position in which he was in charge of the Office of Market Structure and Trading Practices.

Equity Compensation Plan Information

The following table provides information regarding our compensation plans (other than our tax qualified ESOP and 401(k) Plan), under which our equity securities were authorized for issuance as of December 31, 2008.

Number of Securities
	Number of Securities		Weighted-Average		Remaining Available for
	to be Issued Upon		Exercise Price of		Future Issuance Under
	Exercise of Outstanding		Outstanding		Equity Compensation Plans
	Options, Warrants and		Options, Warrants		(Excluding Securities
	Rights		and Rights		Reflected in Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	39,796,099	(1)	$.05	(2)	36,855,951(3)
Equity compensation plans not approved by security holders	—		—		—
Total	39,796,099		$.05		36,855,951

(1)	Includes 34,260,077 RSUs, 59,720 options under our DSCP and 5,476,302 share denominated deferrals under our deferred compensation plans.

(2)	The weighted average exercise price of outstanding options, warrants and rights is calculated including RSUs and similar rights which have an exercise price of zero. If the weighted average exercise price was calculated including only those awards that have a specified exercise price, which in our case is only options, the weighted average exercise price for plans approved by security holders would be $7.24.

(3)	When we changed the terms of our restricted stock grants in late 2008 to eliminate the continuing service requirement, which resulted in the immediate expensing of the shares, shares issued prior to January 1, 2008 no longer qualify as outstanding under the terms of our Amended and Restated 2003 Incentive Compensation Plan (the “2003 Plan”). Of the shares remaining available for future issuance under the 2003 Plan, as of December 31, 2008, the numbers of shares that may be issued as restricted stock, RSUs or deferred stock were as follows: 27,416,841 shares under the 2003 Plan for general use; and 7,009,068 shares under the 2003 Plan designated for use under the DCP. These plans also authorize the grant of options and other types of equity awards. The number of shares available for future grants under the 2003 Plan changes pursuant to a formula set forth in the plan. The formula establishes that the number of shares available for grant under the plan shall be equal to 30% of the total number of shares outstanding immediately prior to the grant, less shares subject to outstanding awards under the 2003 Plan and the 1999 Incentive Compensation Plan. For this purpose, an option is “outstanding” until it is exercised and any other award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. A maximum of 16,000,000 shares are reserved for restricted stock units and options under the DCP. Restricted stock equivalent units will be credited with dividend equivalents on the last day of each quarter, which will be converted into additional stock units in accordance with the terms of the DCP. The number of shares remaining available under the 2003 Plan, and outstanding restricted stock units, options, and other share based awards, and the terms thereof, are subject to equitable adjustment by the Compensation Committee in the event of certain extraordinary corporate events.

Corporate Governance

The Board of Directors is responsible for supervision of our business. During 2008, the Board held 11 meetings. To assist it in carrying out its duties, the Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each incumbent member of the Board of Directors attended at least 80% of the 2008 meetings of the Board of Directors and its committees that he was required to attend. Though we do not have a policy regarding attendance by directors at the Annual Meeting of Shareholders, two of the eight directors attended the Annual Meeting of Shareholders in 2008.

The Board has adopted Corporate Governance Guidelines that contain categorical standards for the determination of director independence, which are available to the public through the Jefferies website at www.jefferies.com. The Board has determined that directors who comply with the standards in the Corporate Governance Guidelines have no material relationship with us as required by New York Stock Exchange Rules. The Board has noted relationships by and among its Board members and nominees that may give rise to conflicts, in particular, the board has noted that

•	Mr. Campbell also serves on the Compensation Committee of Black & Veatch

•	Mr. Dooley also serves on the Compensation Committee of Kimco Realty Corp.

•	Mr. Dooley was an associate of Mr. Joyal prior to Mr. Dooley’s retirement from Mass Mutual

•	Mr. Cumming and Mr. Steinberg, each serves in various capacities at Leucadia and its affiliates

•	Mr. Steinberg also serves on the Compensation Committee of HomeFed Corp.

•	Mr. Cumming and Mr. Steinberg have had prior social and business relationships with various members of our management, including Mr. Handler

The Board has determined that these facts do not impair the independence of these directors or lessen their qualifications to serve on the Board, or on any committees. The Board has determined that Messrs. Campbell, Dooley, Cumming, Joyal, O’Kane and Steinberg each meet the independence standards as set forth in the Corporate Governance Guidelines.

The current Audit Committee members are W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane. The Board has determined that each member of the Audit Committee is a “Financial Expert” as defined by applicable New York Stock Exchange and SEC rules. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements. The Audit Committee has adopted a written charter which is available on our website as described below. During 2008, there were 8 meetings of the Audit Committee.

The current Compensation Committee members are Richard G. Dooley, Chairman, W. Patrick Campbell, Ian M. Cumming, Robert E. Joyal, Michael T. O’Kane and Joseph S. Steinberg. The Compensation Committee is appointed by the Board to (1) advise senior management on the administration of our compensation programs, (2) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation, (3) make recommendations to the board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to board approval; and (4) produce a compensation committee report on executive compensation required by the rules and regulations of the SEC. The Compensation Committee has the sole authority to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms. The Committee did not retain a compensation consultant in 2008. The Compensation Committee has adopted a written charter which is available on our website as described below. During 2008, there were 8 meetings of the Compensation Committee.

The current Corporate Governance and Nominating Committee members are Robert E. Joyal, Chairman, W. Patrick Campbell, Ian M. Cumming, Richard G. Dooley, Michael T. O’Kane and Joseph S. Steinberg. The Corporate Governance and Nominating Committee (1) identifies individuals to the Board who are qualified to become board members consistent with criteria approved by the board, (2) recommends individuals to the Board for nomination as members of the Board and its committees, (3) develops and recommends to the Board a set of corporate governance principles applicable to the corporation, and (4) oversees the evaluation of the board and management. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In addition to candidates proposed by management, the Committee may consider candidates proposed by shareholders, but is not required to do so. To suggest a nominee, address your correspondence to Lloyd H. Feller, our corporate Secretary, at our address listed at the top of the front page of this Proxy Statement. The Corporate Governance and Nominating Committee has adopted a written charter which is available on our website as described below. During 2008, there were 4 meetings of the Corporate Governance and Nominating Committee.

The non-management directors of the Board of Directors meet in executive session at each meeting of the Board of Directors. These executive sessions are led by the non-management directors on a rotating basis. The non-management directors have the authority to retain outside consultants and to schedule additional meetings.

Important documents related to our corporate governance are posted on our website at http://www.jefferies.com/ and may be viewed by following the “About Us” link near the top of the left menu, and then the “Corporate Governance” link in the menu that follows. Documents posted include our Code of Ethics, Corporate Governance Guidelines and the Charters for each of the board committees mentioned above, which may be accessed directly at http://www.jefferies.com/charters/. We will also provide you with any of these documents in print upon request without charge. You may direct your request to Investor Relations, Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, or by calling 203-708-5975 or sending an email to info@jefferies.com.

We have established a process by which shareholders and other interested parties can contact our Board of Directors, the non-management directors as a group, or a committee of the Board of Directors. To contact our Board, you can send an email to Lloyd H. Feller, our Corporate Secretary, at lfeller@jefferies.com, or write to: Lloyd H. Feller, Executive Vice President and General Counsel, Jefferies Group, Inc., 520 Madison Avenue, New York, NY, 10022. To contact our non-management directors as a group, a committee of the Board of Directors directly, or the chairman of the next executive session of the non-management directors, write to the party you wish to contact, c/o the General Counsel’s Office, Attention: Corporate Secretary, Jefferies Group, Inc. 520 Madison Avenue, New York, NY, 10022.

Compensation Discussion and Analysis

This section provides a narrative discussion of our objectives when compensating the named executive officers, and the policies we have implemented to achieve those objectives. It also outlines what the compensation program is designed to reward, each element of compensation, why we chose to pay each element, how we determined the amount we would pay, and how each compensation element fits into our overall compensation objectives. Although we include examples in this discussion to illustrate how our policies have been implemented, you should also refer to the tables following this discussion for specific disclosures about the compensation of each named executive officer. The specific disclosures in the tables and the narrative following the tables together with this general discussion of objectives and policies should provide you with a complete picture of how we approach and implement compensation for our named executive officers.

Objectives of our Compensation Programs

Our compensation policies, plans and programs for executive officers are intended to meet three key objectives:

•	Provide competitive levels of compensation in order to attract and retain talented executives and firm leaders.

•	Encourage long-term service and loyalty.

•	Provide compensation that is perceived as fair in comparison to other companies, within the Company, and consistent with employee contributions to the Company.

Certain components of our compensation programs are targeted to help us achieve one of those objectives, and other components help us achieve multiple objectives simultaneously.

Attract and Retain Talented Employees

Even in a challenging business environment, the Company is engaged in a highly competitive service business, and its success depends on the leadership of its senior executives and the talent of its key employees. We need to attract and retain highly capable individuals. Our goal has been to ensure that our compensation program provides competitive levels of compensation that are realistic in light of current market conditions, but responsive to competitive forces and alternative opportunities. In prior years, we used a “peer group” of public companies based on comparable business activities and competition for clients and executive talent. We did not make reference to this peer group in 2008 and given the number of companies previously contained in our peer group which have ceased doing business or changed their business models, we will identify an entirely new peer group if we determine to use a peer group in the future.

Encourage Long-Term Service and Loyalty

We encourage long-term service and loyalty to the Company by fostering an employee ownership culture. We are proud of the large percentage of the Company’s common stock that is owned by our employees and executives. This ownership encourages our employees and executives to act in the best long-term interest of the Company. We have not adopted stock ownership guidelines for executives due to their historically large relative stock ownership and our strong culture of stock ownership. However, we promote ownership through long-term restrictions on vesting, which encourage employees to take a multi-year perspective, rather than a short term perspective, on the Company’s health and opportunities. Consistent with this approach, our historical practice has been to target the mix of types of compensation for our CEO at between 35% and 50% in some form of equity or equity linked compensation.

Relative Fairness

As the brokerage and financial services industry has undergone tremendous challenges, it has been difficult to balance the need to retain talented producers and executives with a stagnant marketplace. Our compensation objective continues to focus on rewarding personal productivity and fostering a results-oriented environment, while maintaining a non-variable component of compensation to provide stability. Our two most senior executives continue to have roles that blend both management and production responsibilities and accordingly, the Compensation Committee generally considers the compensation opportunities those individuals would have if they chose to focus entirely on their production abilities. As a result, due to the difficult market in 2008, no bonuses were awarded to our two most senior executives. We believe that maintaining our entrepreneurial culture is still essential and makes us unique among our competitors, so we continue to offer compensation opportunities that are driven by performance and results. We expect relative fairness to become a more significant factor in future years when the market and economy stabilize.

Our Compensation Committee reviews the recommendations of our CEO and Chairman of the Executive Committee in setting the compensation for the other named executive officers.

What Our Compensation Program is Designed to Reward

By linking compensation opportunities to performance of the Company as a whole, we believe our compensation program encourages and rewards:

•	Executive efforts at enhancing firm-wide productivity and profitability, and

•	Entrepreneurial behavior, in which executives and employees are shareholders and act to maximize long-term equity value in the interest of all shareholders.

Consistent with rewarding these specific activities, we have fashioned our policies to reward productivity and profitability of our executive officers in a performance based environment much the same way we approach other employees responsible for the generation of revenue throughout the firm, and we expect our executives to set the example for these revenue producers throughout the firm. We accomplish these objectives by providing both annual cash bonuses based on performance and awards of long term equity-based compensation.

With respect to the annual performance based component of compensation, we established formulas for payment of annual bonuses to executive officers in early 2008, so that the performance goals and potential rewards could positively influence executives during the year and in order to comply with Code Section 162(m). These formulas, which were part of Mr. Handler, Mr. Friedman and Mr. Feller’s compensation packages in 2008, provided for no annual bonus if threshold levels of performance were not achieved, a targeted amount of annual bonus for achievement of target performance, and greater- or less-than target payouts for performance that exceeded or fell short of the specified target levels, up to a specified maximum payout. Mr. Broadbent’s employment contract required that we use the same performance criteria to determine his performance-based annual bonus as we use for the other executives who were subject to Section 162(m).

For 2008 the annual bonus incentives for the named executive officers other than the Treasurer, were to be earned based on earnings per share (55% weighting), return on equity (40% weighting) and pre-tax profit margin performance (5% weighting). We believe the targets we set were substantially uncertain at the time they were established and were set at levels that would make target performance attainable only with continued high level performance, and above target payouts attainable only through significant effort and exemplary performance. These performance goals were intended to motivate and reward our executives for achieving pre-determined goals with respect to earnings per share, return on average equity and pre-tax profit margin, and to provide equity-based compensation that would closely align their interests with those of shareholders. These goals were not met in 2008 and accordingly no annual bonus was paid to Messrs. Handler, Friedman or Feller, and only the minimum bonus required by his employment agreement was paid to Mr. Broadbent.

Consistent with our desire to motivate Mr. Handler toward enhancing firm-wide productivity and encouraging entrepreneurial behavior, we intended that his compensation be generally comparable to the compensation of chief executive officers of other comparable companies in the securities industry, with a large percentage of his cash compensation based upon achievement of objective performance goals. As discussed above, the level of Mr. Handler’s compensation also reflects his significant direct contributions to the operating results of the Company, particularly with respect to the High Yield Division, investment banking work, and management of Jefferies High Yield Trading, LLC (discussed in “Transactions with Related Persons” below), in addition to his duties as CEO. Mr. Handler does not receive compensation for these services apart from his compensation from us generally as described in the Summary Compensation Table and other tables below. Since he assumed the duties of CEO, we have tied his bonus compensation solely to performance of the Company as a whole, and sought to focus his efforts on creating long-term shareholder value through an emphasis on restricted stock awards.

Similarly, we established Mr. Friedman’s compensation opportunities in a manner we believed would motivate him toward maximizing firm wide results. We based Mr. Friedman’s compensation opportunity on the performance of the Company as a whole, but we considered his responsibilities overseeing and compensation from the Jefferies Capital Partners funds and investments, and his compensation opportunities as a fund manager, when establishing the level of compensation we would pay him. See the “Transactions with Related Persons” section below.

For Mr. Feller, we adjusted his salary to reflect a continuation of his originally negotiated terms of employment and partially in recognition that a component of his functions was to manage risk and his entire compensation arrangements should not be directed toward enhanced profitability. A component of his compensation continued to be based on the same performance goals, including thresholds, targets and maximum performance levels used for the CEO and Chairman of the Executive Committee to include firm-wide productivity as a factor in his compensation package.

For Mr. Broadbent and Mr. Hendrickson, we entered into employment agreements at the time of their hiring that established their compensation and equity vesting provisions. The terms of these agreements were determined in large part by our perception of the market for talented employees with their skills and experience. Mr. Hendrickson’s employment agreement expired in December 2007, and Mr. Broadbent’s employment agreement expired in December 2008. They continue their employment under arrangements established by the Compensation Committee and not under employment agreements.

For all of the named executive officers, our commitment to long-term equity compensation encourages ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Consistent with this, we have implemented a program permitting employees and executive officers to defer settlement of equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. The cost of such a program to the Company results mainly from deferring the time at which tax deductions for the equity compensation may be claimed.

Elements of Compensation

In this section we discuss each element of our compensation program, why we choose to pay each element, and how we determine the amount of each element to pay. Our annual compensation program generally consists of the following elements which make up our executives’ total direct compensation:

•	base salary

•	annual bonus

•	long-term awards

•	other benefits

We also provide medical, dental and other similar benefits to executives and other employees that are not part of what we consider direct compensation, and are not included in the tabular disclosures. We believe providing these benefits furthers our compensation objectives. We intend these benefits to be generally competitive, but our evaluation of these benefits is separate from our decisions on total direct compensation. Our executives participate in these benefit programs on the same basis as all our other employees.

Our Compensation Committee acts on behalf of the Board of Directors and represents the shareholders to advise senior management in the administration of the compensation program for the named executive officers generally, and plays a greater role in the administration of the program as it relates to our CEO and Chairman of the Executive Committee. Our Committee operates under a charter adopted by the Board of Directors, which delegates authority to the Committee and provides for its governance.

Employment Contracts

Only Mr. Broadbent had an employment contract in 2008 and Mr. Broadbent’s agreement expired on December 31, 2008. We believe that it is in the Company’s best interest to minimize the number of employment agreements entered into with our key executives. Our Compensation Committee generally enters into, and we disclose, compensation arrangements with our key executives on an annual basis but we do not enter into employment contracts with preexisting employees which would give our executives a right to future employment or to large golden parachute payments if they are terminated. Instead, we depend upon the vesting of long term equity grants to encourage retention and long-term service of our key executives.

Avoiding employment contracts allows our compensation committee to retain greater flexibility in setting periodic compensation terms. Our Compensation Committee makes decisions on the amount of executive compensation to pay by focusing on total direct compensation for a given year, which includes the sum of all annual base salary, bonuses and attributable long-term compensation.

The Committee considered the views of the CEO and Chairman of the Executive Committee in setting the elements and amounts of their own compensation, and received significant input from the CEO and Chairman of the Executive Committee in determining the bonus formulas for the CFO and General Counsel. The Chief Executive Officer is the principal negotiator with the Compensation Committee regarding his own compensation and the compensation of the Chairman of the Executive Committee, subject to approval by the Compensation Committee. The Chairman of the Executive Committee was the principal negotiator regarding the compensation of the Chief Financial Officer, subject to the review and approval of the Compensation Committee. The negotiation regarding the amounts of total compensation and the amount of long term equity awards for the CEO and Chairman of the Executive Committee occurs primarily between the CEO and the Chairman of the Compensation Committee, but the final decision, and the analysis relied upon to reach that decision, are the Committee’s.

Base Salary

We pay our named executive officers a base salary in order to provide them a predictable level of income and enable the executive to meet living expenses and financial commitments. We view base salary as a way to provide a non-performance based element of compensation that is certain and predictable. Though we make our decisions on executive compensation focusing on total direct compensation for a given year including base salary, annual bonus and long-term awards, we are sensitive to the needs of our executives for a certain level of compensation stability. The base salaries we have established for the named executive officers reflects our understanding of the trade-off that exists between aligning the interests of the named executive officers as closely as possible with those of the Company’s shareholders and our desire to avoid exposing them to compensation risk. We believe the base salary levels we have established strike the proper balance and that providing a predictable base salary is essential to attract and retain talented executives and provide a compensation package that is perceived as fair, in comparison to other companies and within the Company.

With respect to the base salary paid to executives, our Compensation Committee’s determination of the appropriate level of base salary is subjective and not formulaic. For the CEO and Chairman of the Executive Committee, base salaries are largely a result of previous negotiation and historical precedent. The salaries for the CEO and Chairman of the Executive Committee were part of the originally negotiated arrangements agreed upon by each executive when they assumed their current roles and the Committee has not seen a performance based reason to change this arrangement. At that time, the Committee agreed to pay the CEO the maximum base salary permitted within the limits of Internal Revenue Code § 162(m) and subsequently, the Committee agreed to pay the Chairman of the Executive Committee a base salary equal to 50% of the CEO’s base salary. The Compensation Committee has continued following this historical precedent in recent years and prefers to address performance related compensation through the bonus process rather than through adjustments to base salary. Though the continuation of this relationship is not guaranteed, the Committee has viewed it as an effective way to align the interests of the CEO and Chairman of the Executive Committee and to simplify a highly subjective process that is not the product of any additional quantitative or qualitative analysis. The Committee continues to use base salary to provide a non-performance based cash component to their compensation, and provides performance based and retention oriented compensation through bonuses and long term equity grants. The base salaries for our other named executive officers are arrived at through a process of negotiation between the named executive officer and the Chief Executive Officer and/or the Chairman of the Executive Committee and are viewed in light of historical precedent within the firm, competitive factors, the limits of § 162(m), and the desire to provide a non-performance based cash component of compensation.

Bonuses

We use annual bonuses as our primary tool for encouraging executives to maximize short-term productivity and profitability. Annual incentive awards provide executives with an incentive to focus on aspects of Company performance that we believe are key to its success. Accordingly, we determine bonuses in whole or in part by reference to, for certain executives, earnings per share, return on equity, and pre-tax profit margin. These financial measures are calculated using our consolidated financial results, adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any.

Our Compensation Committee generally determines the targets for payment of annual bonuses to executive officers by a date early in the calendar year, so that the performance goals and potential rewards can positively influence executives during the year and meet the requirements of Code Section 162(m). These formula determinations are highly subjective and not the result of specific quantitative or qualitative analysis. The Compensation Committee reserves the right to adjust bonus amounts downward, in its discretion. These formulas are set, taking into account other components of compensation, with a view to providing a compensation opportunity that is competitive and comparable to our established levels of recent compensation for similar performance results. When setting the threshold, target and maximum performance goals and payouts early in the calendar year, we take into account the current business conditions we face and our budgets for the year in an effort to establish incentives that will not become irrelevant due to business setbacks or unusually strong performance part way through the year.

In the case of Mr. Feller, we eliminated the minimum guaranteed bonus initially established by his employment agreement and adjusted his base salary by a corresponding amount. We believe this structure preserves the spirit of his employment agreement while tying his annual bonus to firm performance. His entire annual bonus for 2008 was therefore determined with reference to the Company’s financial performance. Since minimum performance targets were not met, Mr. Feller did not receive an annual bonus for 2008.

In implementing our compensation policies, plans, and programs, we consider the effects of Code Section 162(m). Section 162(m) generally disallows a public company’s tax deduction for the named executive officers (other than the chief financial officer) in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though the executive’s total taxable compensation may exceed $1 million in a given year. We seek to preserve the tax deductibility of the compensation we pay to executive officers, to the extent we can do so without impairing the operation and effectiveness of our compensation policies and programs.

We have also adopted programs permitting deferrals of compensation, so that potentially non-deductible compensation will be paid following termination of an executive’s service, at a time when payment of such compensation will not be subject to limits on deductibility under Section 162(m). We retain the flexibility to enter into arrangements that may result in non-deductible compensation to executive officers, which may include non-qualifying awards under the 2003 Plan.

Long-Term Awards

Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company. These awards provide increasing rewards to executives if the value of the Company’s stock rises during the life of the award, thus encouraging a long-term focus and aligning the interests of executive officers with the interests of shareholders. Since he assumed the duties of CEO, the Compensation Committee has tied Mr. Handler’s performance based compensation to performance of the Company as a whole, and has provided an incentive for him to focus on creating long-term shareholder value through an emphasis on stock awards.

During 2008, employees who received long term equity compensation (including grants in early 2008 that related to compensation for 2007) were given the choice whether to receive restricted stock units (“RSUs”) or shares of restricted stock. The Committee also began granting shares that vested annually over four years instead of five years in recognition of the need of its employees for greater liquidity during this difficult financial market. We believe a four year vesting cycle will accomplish the objective of preserving long term service to the Company while remaining sensitive to the needs of employees, many of whom have received a large component of their recent compensation in the form of long-term restricted equity grants.

Grants of RSUs or restricted stock to our executive officers are based on a review by our Compensation Committee of trends in the compensation of executives in the securities industry and its subjective judgment as to the appropriate level of total compensation for the executive officer. The Committee’s determination of the number of equity grants and their vesting terms is highly subjective and generally follows a negotiation with our CEO. The Committee intends these grants to be more focused on long-term employee retention rather than current year performance metrics. With respect to our Chief Executive Officer and Chairman of the Executive Committee, a significant factor in our Compensation Committee’s determination of the amount of equity-based awards granted is the fact that such producer-executives have forgone other internal and external opportunities for increasing their personal earnings that would have arisen if they had focused solely on their production capabilities, but have instead agreed to serve in management roles in addition to producing responsibilities. We believe that the long-term equity-based component of such executives’ overall compensation allows us to retain such talented individuals, while also aligning their interests with those of our other shareholders. Equity awards provide compensation linked to the performance of our stock, with a strong inducement to long-term service.

Our Compensation Committee decided in 2002 to alter the timing of long-term equity incentive grants by granting awards that provide the long-term component of compensation to our CEO over a period of two years. A two-year long term grant resolves annual compensation related distraction for the executive and fosters a long-term view on building equity value for the shareholders. The grants made in 2006 provide for vesting over a 5 year period. The Compensation Committee used the five year vesting period for these long term grants to encourage long term retention and to further align the executive’s incentives with those of the shareholders. Since the Company does not have employment contracts with any of the executive officers, the long term grants to the CEO help ensure that he will stay committed to the Company’s success. By making equity award grants in advance of the year to which they apply, the Committee provided an opportunity to the executive to benefit from a sustained period of good performance, which occurred from 2002 until 2007. We continued this practice for the CEO in 2006, and made similar grants to the Chairman of the Executive Committee. Accordingly, the restricted stock units granted in 2006 constituted part of the total direct compensation of the CEO and Chairman of the Executive Committee for 2007 and 2008. Through these grants, we sought to provide a substantial component of compensation that would focus the CEO and Chairman of the Executive Committee on long-term growth in the value of the Company’s stock. As a result of our lower than anticipated operating results primarily in the fourth quarter of 2007, the CEO and Chairman of the Executive Committee have requested that the Committee reduce their future compensation by the number of shares they were granted in 2006 which were intended to relate to 2007. As a result of the loss we reported for 2008, the CEO and Chairman of the Executive Committee requested that the Committee also reduce their future compensation by the number of shares they were granted in 2006 which were intended to relate to 2008.

In December 2008, the Board modified all outstanding stock-based compensation awards of active employees, such that employees who terminate their employment or are terminated without cause may continue to vest, so long as the awards are not forfeited as a result of the other forfeiture provisions of those awards, the most significant of which requires that the employee not compete with us after termination. This amendment resulted in the immediate expensing of all unamortized stock awards in respect of historic stock-based compensation. Though continuing service is no longer required, “vesting” as used in this Proxy Statement, continues to refer to the point at which the stock-based compensation becomes non-forfeitable. In the future, including equity awards that will be issued this year-end, as a result of comparable termination provisions in new grants of stock-based compensation, Jefferies’ annual compensation expense will reflect 100% of the expense associated with stock-based compensation awarded in respect of each year. This approach to expense recognition will more closely match the economic cost of stock-based compensation to the period in which the related service is performed.

The number of shares or units awarded is determined through a highly subjective process designed to encourage long term retention more than short term performance. The Committee has historically used information obtained from an analysis of our peer group of companies in this process, but has not done so for this year. The determination of the amounts granted has historically been the result of a negotiation and not formulaic.

Other Benefits

The Company provides medical, dental, life insurance, disability and other similar benefits to executives and other employees that are not part of what we consider direct compensation. We intend these benefits to be generally competitive, in order to help in our efforts to recruit and retain talented executives. We have not implemented severance arrangements with our executive officers; however, the Company has adopted a firm wide severance policy which limits severance payments to no more than six months salary. We do not provide significant enhancements to compensation in connection with a change in control. We believe that the substantial equity stake of our executives provides alignment with the interests of shareholders, so that the executives can be expected to consider potential strategic transactions that might affect the control of the Company consistent with their interests as shareholders and consistent with their fiduciary duties. We do not provide for payment of gross-ups to offset golden parachute excise taxes. Executives who worked for us in periods before April 1, 1997 are also entitled to benefits under our pension plan. In the aggregate, we believe our severance, change-in-control and pension benefits are quite modest compared to general business practices for companies of comparable size and character. We have considered this fact in setting the levels of total direct compensation for senior executives.

We provide the CEO with a driver for his increased business transit, including his commute to several of our different offices, and reimburse the CEO for mileage when his vehicle is driven on Company business.

How Our Compensation Decisions Fit our Overall Objectives

Use of Outside Advisors

We used outside advisors to study a peer group of companies in 2004 and 2006, but did not use outside advisors or consultants during 2008. Instead, the Committee used the same compensation structure for 2008 as it used for 2007 and plans to wait until future years to determine whether to use a peer group of companies again and which companies should be considered within its peer group.

Role of Individual Performance

Rather than focus executive compensation on performance of the business units within an executive officer’s specific area of expertise, the Compensation Committee views overall firm performance as the best indicator of individual performance of our named executive officers and has therefore tied their individual compensation to firm wide performance as a whole. The Compensation Committee believes this focus creates a greater enhancement to firm-wide profitability and teamwork, a key goal of our compensation policies, rather than a more segmented approach which rewards individual productivity.

The Committee retains the ability to exercise negative discretion in bonus amounts. Since no incentive bonuses were paid for 2008, no negative discretion was exercised with respect to 2008 compensation. The circumstances in which the Committee exercises this discretion are highly subjective and not formulaic. The Committee has exercised this negative discretion in the past, but has not established specific criteria or any further qualitative or quantitative analysis for when it will do so in the future.

The Committee considers individual performance and initiative when determining the amount of long-term equity compensation it will award each year. The Committee’s impressions of each named executive’s past performance are a factor taken into account when considering the desirability of the employee’s long-term retention and therefore the amount of shares awarded in long-term equity grants. As a result, exceptional individual initiative or performance may generate larger long-term equity grants, but typically will not affect base salary. Individual initiative will affect the amount of bonus paid only to the extent such individual performance resulted in achieving firm wide performance required in our targets for a particular year, although it may impact future compensation opportunities.

Culture of Long-Term Stock Ownership

Except for donations to charitable foundations and trusts, our CEO has never sold any of the equity interests granted to him as part of his compensation. Other than shares surrendered by the Chairman of the Executive Committee in connection with option exercises, payment of related taxes, and charitable donations, the Chairman of the Executive Committee also has never sold any of the equity interests granted to him as part of his compensation. We believe their retention of shares preserves their incentive to act in the Company’s long-term interests even after the applicable vesting periods have expired. To date, our CEO has generally elected to defer equity awards under our deferral programs, including restricted stock, restricted stock units, and stock units representing the gain from exercises of stock options. These arrangements provide to him the advantages of tax deferral, but provide no enhancement by the Company of the net value of his restricted stock, restricted stock units or options. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement. Our insider trading policy precludes short sales, purchases or sales of options and other derivatives, and other transactions that offset or hedge the risk of ownership of our stock.

We have established our DCP and permit the deferral of restricted stock units, option gains and other awards under our Amended and Restated 2003 Incentive Compensation Plan (the “Plan”) as a method for providing our employees advantages of tax deferral and also encouraging long-term retention of equity positions. We believe these policies serve to align the interests of executives with shareholder interests in return on equity and appreciation over time. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement.

We do not consider gains or losses from equity awards in setting other elements of compensation but the Compensation Committee may consider the effect of the vesting of prior compensation on employee retention.

Compatible Investment Opportunities

In addition, we have established investment entities and permitted executive officers and others to acquire interests in these entities, and have permitted deferred bonus amounts to be deemed invested in those entities. Some of those investment entities are funds we manage, some hold equity securities and derivative instruments in companies for which we have provided investment banking and other services, and others share in the profitability of Jefferies High Yield Holdings, LLC. See “Transactions with Related Persons.” We believe that an executive’s participation in these investments helps to further align the executive’s interests with our long term success and profitability. Our offering these kinds of opportunities also helps us compete for executive talent in the financial services industry, in which our competitors, particularly non-public companies, offer wealth-building investment opportunities as a way to attract and retain executives and producers.

Disparities in Executive Compensation

We view the disparities in compensation between our named executive officers as a result of the relative “market” for each individual employee, our anticipated replacement cost for the employee, and the applicable competitive environment. With respect to our Chief Executive Officer and Chairman of the Executive Committee, a significant factor in our Compensation Committee’s determination of the amount of equity-based awards granted is the fact that such producer-executives have forgone other internal and external opportunities for increasing their personal earnings that would have arisen if they had focused solely on their production capabilities, but have instead agreed to serve in management roles in addition to producing responsibilities. We recognize the significant compensation these individuals have earned in the past when focusing on their specific business units and understand that our competitors will also consider these production opportunities. As a result, we continue to consider the compensation potential of these two individuals in particular when setting targets and long-term equity compensation that is intended to encourage long-term retention, including the continuing opportunity for the Chairman of the Executive Committee to earn compensation directly from his ownership interest in Jefferies Capital Partners. See “Transactions with Related Persons — Private Equity Funds.” This is the primary reason for the disparity between the compensation of the CEO and Chairman of the Executive Committee and the other named executive officers.

With respect to Mr. Feller, we note that the increase in his base salary for 2008 corresponds to the elimination of his guaranteed annual bonus. This adjustment was intended to preserve the spirit of his compensation arrangement rather than constitute an increase in overall compensation.

With respect to Mr. Broadbent, his compensation was negotiated at the time of his hiring and is also not based entirely on the Company’s financial performance. Mr. Hendrickson’s compensation is not tied directly to firm performance in recognition of the fact that he answers directly to Mr. Broadbent, and that his scope of duties does not permit him to influence firm policy and decision making outside his area of direct responsibility in the same manner as the other named executive officers. Compensation for all five named executive officers is impacted by competitive considerations, including the Company’s understanding of the cost of replacing these executives with similarly experienced and skilled individuals; in other words, the compensation is impacted by the “market” for such individuals.

Reduction In Force

In connection with a reduction in force the firm commenced in the first half of 2008, management determined that it would be appropriate to waive the non-competition aspect of the continued vesting requirement for those who are let go without cause as part of the reduction in force. The Committee concurred with this judgment and delegated to management the authority to waive the non-competition forfeiture event contained in the grant documents for those employees that were terminated as part of a reduction in force and who agreed to the terms of our separation agreement.

Summary Compensation Table

Shown below is information concerning the compensation we paid to, or amortized in respect of, those persons who were, during 2008, our (a) Principal Executive Officer, (b) Principal Financial Officer, and (c) the other three most highly compensated executive officers as specified by SEC rules. The compensation described relates to services provided for us by the individuals for the fiscal year ended December 31, 2008.

As noted previously, Messrs. Handler and Friedman did not receive bonuses during 2007 and 2008. Amounts listed under their “Stock Awards” column below in respect of 2007 and 2008 reflect the value of stock grants from prior years that were recognized in 2008 in accordance with FAS 123R, which requires the reporting of historical grants on an amortized basis. Mr. Handler and Mr. Friedman each received long term equity grants in 2006, which were intended by the Committee to relate equally to 2007 and 2008 compensation. Similar to 2007, they have each requested that the Compensation Committee reduce their future compensation by the number of shares they were granted in 2006 which were intended to relate to 2008. Because a significant amount of the equity related expense had already been recognized and could not be reversed under applicable rules without incurring additional expense, it was preferable for the Company to reduce anticipated future grants by these amounts.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
				Stock	Incentive Plan	Deferred
				Awards	Compensation	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(1)	Earnings ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)

Richard B. Handler	2008	1,000,000	—	7,126,652	—	— (2)	367,422 (3)	8,494,074
Chairman & Chief	2007	1,002,319	—	21,850,638	—	—	137,996	22,990,953
Executive Officer	2006	1,000,000	—	10,870,672	7,908,122	8,000	114,997	19,901,791
Brian P. Friedman	2008	500,000	—	9,349,872	—	—	7,752	9,857,624
Chairman of the	2007	500,000	—	12,322,292	—	—	8,005	12,830,297
Executive Committee	2006	500,000	—	5,281,808	3,954,024	—	3,997	9,739,829
Peregrine C. Broadbent	2008	1,000,000	1,300,000	5,974,469			5,527	8,279,996
Executive V.P. & Chief	2007	121,795	1,300,000	128,461	—	—	—	1,550,256
Financial Officer
Lloyd H. Feller	2008	900,000 (4)	—	616,649	—	—	20,252 (5)	1,536,902
Executive V.P., General	2007	500,000	400,000	384,786	—	—	18,005	1,302,791
Counsel & Secretary	2006	500,000	400,000	288,694	421,731	—	13,996	1,624,421
Charles J. Hendrickson	2008	250,000	352,500	522,263	—		7,752	1,132,515
Treasurer	2007	250,000	400,000	103,199			9,505	762,704

(1)	For a discussion of the assumptions made in the valuation of shares reported in the “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns above, see the “Stock Based Compensation” heading in footnote 1, and the “Compensation Plan” discussion in footnote 22 to the Notes to our Consolidated Financial Statements as reported in our Annual Statement on Form 10-K. In December 2008, we removed the continuing service requirement applicable to all outstanding restricted shares and restricted stock units, resulting in an acceleration of their amortization. As noted previously, this did not result in new grants or any early vesting of grants, and the grants remain subject to a risk of forfeiture due to non-competition clauses contained in the grants. The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred under our deferred compensation plans, as identified in the footnotes for each executive officer.

(2)	The actuarial present value of the accumulated pension benefit decreased by $2,743 under the terms of our Pension Plan, as more fully described in the Pension Benefits Table.

(3)	Includes $117,000 related to a driver we provide to Mr. Handler to facilitate his transportation to and from meetings, between our offices and on occasion for his personal use, and $250,420 which constituted a deferred payout related to an escrow from an historical investment in a transaction that closed in July 1997.

(4)	Includes $125,000 which was deferred through our DCP as described in the Nonqualified Deferred Compensation — 2008 table below.

(5)	Includes $12,500 as the value of discounts on shares purchased through our DCP.

Grants of Plan Based Awards — 2008

The following table describes actions taken by the Compensation Committee during 2008 in which it (a) established the ranges of possible compensation for certain of the named executives, and (b) granted shares of restricted stock or restricted stock units as long term compensation. Due to the difficult financial markets in 2008, none of the threshold performance objectives were achieved and therefore none of the amounts listed below as estimated possible payouts were paid.

						All Other		Grant Date
						Stock Awards:		Fair Value
		Estimated Possible Payouts Under				Number of		of Stock and
	Grant	Non-Equity Incentive Plan Awards				Shares of		Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)		Stock or Units (#)		Awards ($)
(a)	(b)	(c)	(d)	(e)		(i)		(l)

Richard B. Handler	3/25/2008	$1,000,000	$6,000,000	$11,000,000		—		—
Brian P. Friedman	3/25/2008	$500,000	$3,000,000	$5,500,000		—		—
Peregrine C. Broadbent	3/25/2008	—	—	$750,000	(2)	—		—
Peregrine C. Broadbent	12/30/2008	—	—	—		50,724		$699,991	(1)
Lloyd Feller	3/25/2008	$225,000	$600,000	$1,050,000		—		—
Lloyd Feller	1/22/2008	—	—	—		59,311	(3)	$999,983	(3)
Charles J. Hendrickson	12/30/2008	—	—	—		5,253		$72,491	(1)
Charles J. Hendrickson	1/22/2008	—	—	—		5,931		$99,997	(1)

(1)	Shares granted on December 30, 2008 were of restricted stock valued at $13.80 per share, the closing price of our common stock on the date of grant. Shares granted on January 22, 2008 were of restricted stock units valued at $16.86 per share, the closing price of our common stock on the date of grant.

(2)	For performance exceeding the target level but less than the maximum level, award would have been payable in the range from $0 to $750,000, with the amount payable correlating to the level of performance.

(3)	Restricted stock shares were granted on January 22, 2008 and were subject to performance criteria for 2008 performance. In January of 2009 the Compensation Committee certified that the performance criteria had not been achieved and the shares were forfeited.

The following provides background information to give a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above.

Equity and Non-Equity Incentive Plan Grants

In addition to the grants described in the table above, on August 25, 2006 we granted shares which were viewed by the Compensation Committee as a component of 2008 compensation for Mr. Handler and Mr. Friedman. For these executives, the grants formed one component of their overall compensation packages which included salary, annual bonuses based on achievement of certain performance criteria, and grants of restricted stock as long-term equity incentives which were intended to both align the interests of the executive with those of shareholders and to promote retention and long-term service to the Company. The August 2006 grants constitute the entire Long-Term Equity Incentive for Messrs. Handler and Friedman for 2008 and are described in detail below.

Richard Handler 2008 Compensation

For Mr. Handler, the 2008 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$1,000,000	$0 to $11 million	$13 million

Mr. Handler did not receive any annual bonus with respect to 2008. Mr. Handler did receive a long-term equity incentive grant in August of 2006 which was intended to relate to his 2008 compensation, of 540,091 restricted stock units (on a split-adjusted basis), valued at $13 million at that time. Mr. Handler has requested that the Compensation Committee reduce his future compensation by the number of shares he was granted in 2006 in respect of 2008. The grant was subject to 2007 performance criteria and vested 20% on January 22, 2008 when the

Compensation Committee certified that the 2007 performance criteria had been met, 20% vested on August 25, 2008, and 20% will vest on August 25 of each of 2009, 2010 and 2011.

Brian Friedman 2008 Compensation

For Mr. Friedman, the 2008 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$500,000	$0 to $5.5 million	$6.5 million

Mr. Friedman did not receive any annual bonus with respect to 2008. Mr. Friedman did receive a long-term equity incentive grant in August of 2006 which was intended to relate to his 2008 compensation, of 270,045.5 restricted stock units (on a split-adjusted basis), valued at $6.5 million at that time. Mr. Friedman has requested that the Compensation Committee reduce his future compensation by the number of shares he was granted in 2006 in respect of 2008. The grant was subject to 2007 performance criteria. The grant vested 20% on January 22, 2008 when the Compensation Committee certified that the 2007 performance criteria had been met, 20% on August 25, 2008, and will vest 20% on August 25 of each of 2009, 2010 and 2011.

Peregrine C. Broadbent 2008 Compensation

Mr. Broadbent joined us as our Chief Financial Officer on October 11, 2007, and his compensation arrangement was governed by his employment agreement with us through December 31, 2008. His employment agreemement provided compensation for 2008 as follows:

	Guaranteed Cash	Performance-Based	Guaranteed Long-Term
Base Salary	Bonus	Bonus Range	Equity Incentive

$1,000,000	$1,300,000	$0 to $750,000	$700,000

Mr. Broadbent received the $2,000,000 guaranteed bonus called for by his employment agreement, payable $1,300,000 in cash and $700,000 in shares of restricted stock, but did not receive any additional annual bonus with respect to 2008. The restricted shares vest 25% on December 30 of each of 2010, 2011, 2012 and 2013.

Lloyd Feller 2008 Compensation

For Mr. Feller, the 2008 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$900,000	$0 to $1,050,000	$1,000,000

Mr. Feller did not receive any annual bonus with respect to 2008. Mr. Feller received a long-term equity incentive grant of 59,311 shares in January of 2008, valued at $1,000,000 at that time, which was subject to a performance goal for the company for 2008. Because the performance goal was not achieved, the shares were forfeited in January 2009. Since it was probable that the performance goal would not be met prior to year end, we made corresponding adjustments to our financial statements, effectively removing any 2008 accrued expense related to this grant. Accordingly, the amount appearing in the Summary Compensation Table — 2008 under Stock Awards does not reflect the amortized value of the forfeited shares.

Charles J. Hendrickson 2008 Compensation

For 2008, Mr. Hendrickson’s compensation arrangement was as follows:

Base Salary	Bonus	Long-Term Equity Incentive

$250,000	$352,500	$172,491

Mr. Hendrickson received a long-term equity incentive grant on January 22, 2008 of 5,931 restricted stock units, valued at $100,000 at that time. The restricted stock units vested 25% on January 22, 2009 and the remainder will vest 25% on January 22 of each of 2010, 2011 and 2012. Mr. Hendrickson also received a long-term equity incentive grant of 5,253 shares of restricted stock, valued at $72,491 at that time. The shares will vest 25% on December 30 of each of 2009, 2010, 2011 and 2012.

No Ongoing Employment Agreements

We generally do not enter into employment agreements with our named executive officers after the initial employment agreement negotiated when they are hired. Mr. Broadbent’s compensation was governed by his employment agreement during all of 2008. His agreement expired on December 31, 2008 and his employment is no longer governed by an employment agreement.

Performance Criteria and Targets

The 2008 annual bonuses for Messrs. Handler, Friedman and Feller, and the performance-based annual bonus for Mr. Broadbent, were dependent on our earnings per share, return on equity and pre-tax profit margin. These financial measures were calculated using consolidated after-tax earnings from our continuing operations. All financial results were subject to adjustment to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, divestitures), if any, occurring during 2008. No adjustments were made in 2008. These formulas were approved for the executives by the Compensation Committee and provide for no annual bonus if minimum threshold levels of performance are not achieved and maximum bonus if our performance equals or exceeds the top performance threshold level. The total direct compensation earnable for target performance for Messrs. Handler and Freidman did not increase in 2008 over 2007.

The Committee established six performance tiers for each of the three performance criteria as follows:

Threshold	25% below Target
Below Target	10% below Target
Target	Target
Above Target	15% above Target
Superior	25% above Target
Superior+	30% above Target

The Committee then assigned a weight to each of the performance criteria (earnings per share, return on equity and pre-tax profit margin), and used that weighting, together with the threshold category achieved to determine what portion of the executive’s target bonus the individual would be entitled to receive, as follows:

Earnings per Share	55%
Return on Equity	40%
Pre-tax Profit Margin	5%

The Committee interpolates the amount of bonus between the set thresholds of performance when our performance falls between the set tiers, and reserves the right to take into consideration additional performance measures in determining whether to reduce calculated bonus awards, but does not have discretion to increase the bonus awards.

For 2008, our performance fell below the “Threshold” tier for all three performance criteria, resulting in no bonus payout for Messrs. Handler, Friedman or Feller and only the minimum guaranteed bonus for Mr. Broadbent.

Other Terms of Restricted Stock and Restricted Stock Units

In late 2008, the Compensation Committee determined to modify the terms of all outstanding restricted stock and restricted stock unit agreements held by employees. In order to better align compensation expense with the period in which a grant was made, the Committee eliminated the future service requirement. These changes also applied to agreements with the named executive officers.

All of the incentive plans and arrangements described above that result in the issuance of restricted stock and restricted stock units have been adopted pursuant to our Amended and Restated 2003 Incentive Compensation Plan (the “Plan”) as approved by our shareholders. If we pay dividends on our common stock in a given quarter, we also pay dividends on restricted stock and credit dividend equivalents on restricted stock units. We have implemented a program under the Plan permitting employees and executive officers to defer equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. This program encourages long-term ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Prior to settlement, the restricted stock units carry no voting or dividend rights, but dividend equivalents are accrued if a cash dividend is paid on our common stock. If a dividend is paid, it is converted to additional restricted stock units at the end of the quarter in which the dividend equivalent is credited based on the price of a share of our common stock on the last trading day of the quarter. On the settlement date for the stock units, we deliver to the executive one share of common stock for each stock unit being settled, including the stock units resulting from the credited dividend equivalents. Executives are not permitted to switch stock units into some other form of investment prior to settlement.

Options

We have not granted options to our executive officers since January 2003 and although our 2003 Plan still permits us to grant options, at the present time, we do not view options as a desirable method of compensation. None of our named executive officers had any options outstanding as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End — 2008

The table below reflects the value at December 31, 2008, of each share of restricted stock or RSU which was unvested as of December 31, 2008 for each of the named executive officers.

	Stock Awards
			Market
	Number of		Value of
	Shares or		Shares or
	Units of		Units of
	Stock That		Stock That
	Have Not		Have Not
Name	Vested (#)		Vested ($)
(a)	(g)		(h)

Richard B. Handler	742,600	(1)	$10,440,956
Brian Friedman	626,876	(2)	$8,813,877
Peregrine C. Broadbent	263,632	(3)	$3,706,666
Lloyd H. Feller	81,237	(4)	$1,142,192
Charles Hendrickson	24,006	(5)	$337,524

(1)	Of these stock awards, 41,950 will vest on December 29 of each of 2009 and 2010; 3,530 vested on February 1 of 2009, 3,530 will vest on February 1, 2010, 3,532 will vest on December 15, 2010, and 216,036 will vest on August 25 of each of 2009, 2010 and 2011.

(2)	Of these stock awards, 6,000 vested on January 20, 2009; 60,000 vested on January 18, 2009 and 60,000 will vest on December 16, 2009; 20,976 will vest on December 29, 2009; 20,972 will vest on December 29, 2010; 7,766 shares vested on February 1, 2009, 7,766 shares will vest on February 1, 2010, and 7,766 shares will vest on December 15, 2010; 108,018 shares will vest on August 25 of each of 2009, 2010 and 2011; 27,894 vested February 15, 2009, and 27,894 shares will vest on Februrary 15 of each of 2010, 2011 and 2012.

(3)	Of these RSU awards, 53,227 will vest on each of November 19, 2009, 2010, 2011 and 2012; and 12,681 will vest on each of January 31, 2010, 2011, 2012 and 2013.

(4)	Of these RSU awards, 7,308 vested on February 1, 2009, 7,308 will vest on February 1, 2010, and 7,310 will vest on December 15, 2010. The remaining 59,311 with a market value at December 31, 2008 of $833,913 were forfeited on January 22, 2009 when the Compensation Committee certified that we did not meet 2008 performance criteria.

(5)	Of these RSU awards, 4,669 will vest on July 17 of each of 2009 and 2010 and 4,670 will vest on July 17, 2011; 1,186 vested on February 15, 2009, 1,186 will vest on February 15 of each of 2010 and 2011, and 1,187 will vest on February 15, 2012; 1,313 will vest on each of January 31, 2010, 2011 and 2012, and 1,314 will vest on December 30, 2013.

Option Exercises and Stock Vested — 2008

The table below reflects the restricted stock or RSUs which became non-forfeitable (vested) during 2008 for each of the named executive officers. Shares are valued on the day they became vested.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)		Vesting ($)
(a)	(b)	(c)	(d)		(e)

Richard B. Handler	—	—	1,454,721	(1)	$26,894,081
Brian Friedman	—	—	633,005	(2)	$11,209,420
Peregrine Broadbent	—	—	53,227		$586,029
Lloyd H. Feller	—	—	7,308		$218,144
Charles Hendrickson	—	—	4,669		$79,653

(1)	Includes 949,274 shares the settlement of which has been deferred until the earlier of Mr. Handler reaching age 65 or termination of employment; 45,481 RSUs the settlement of which has been deferred until April 30, 2011; 432,072 RSUs the settlement of which has been deferred until October 25, 2011; and RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(2)	Includes 60,000 RSUs the settlement of which has been deferred until April 30, 2010; 28,740 RSUs the settlement of which has been deferred until April 30, 2011; 216,036 RSUs the settlement of which has been deferred until October 25, 2011; 6,000 RSUs the settlement of which has been deferred until April 12, 2009; 294,334 RSUs the settlement of which has been deferred until April 30, 2009; 27,894 RSUs the settlement of which has been deferred until February 15, 2012; and RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

Pension Benefits — 2008

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Richard B. Handler	Jefferies Group, Inc. Employees’ Pension Plan	16	$115,464	$0

To calculate the values in the table above, we needed to make certain assumptions about the employees, their retirement age, interest rates and discount rates, as follows:

•	Benefit commencement is at age 65, our Pension Plan’s normal retirement age

•	Benefit is paid as a lump sum

•	GATT actuarial basis as of December 31, 2008 was used to determine the lump sum amount at age 65, including an interest rate of 4.69%

•	The benefit is discounted to the employee’s age at December 31, 2008 using a discount rate of 6.25%.

•	No pre-retirement decrements (other than discount rate) have been assumed in determining the Present Value of Accumulated Benefits

We first adopted our pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the Pension Plan were frozen. All persons who were our employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service are covered by our pension plan. The plan is a defined benefit plan, and is funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 with fifteen years of service will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. If the employee was employed less than 15 years on the date of termination, the amount of benefit will be reduced proportionately. Benefits under the plan are payable for the remaining life of the participant, and are not subject to deduction for Social Security benefits or other offsets.

The amount of covered compensation used to calculate the benefit earned in a given year includes salaries, bonuses and commissions, but is capped each year. Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with us for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 compensation up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

Nonqualified Deferred Compensation — 2008

				Aggregate			Aggregate
	Executive	Registrant		Earnings			Balance
	Contributions	Contributions		in Last		Aggregate	At Last
Name	in Last FY ($)	in Last FY ($)		FY ($)		Withdrawals/	FYE ($)(1)
(a)	(b)	(c)		(d)		Distributions ($)	(f)

Richard B. Handler	—	$26,393,105	(2)	$(87,670,950	)(3)	$500,976	$153,958,516	(4)
Brian Friedman	—	$11,209,420	(2)	$(7,826,071	)(5)	—	$15,259,551	(6)
Peregrine C. Broadbent	—	$586,029	(2)	$218,791	(7)	—	$804,820
Lloyd H. Feller	$125,000	$230,644	(8)	$(414,571	)(9)	$161,298	$817,787	(10)
Charles Hendrickson	—	$79,653	(2)	$(38,822	)(11)	—	$163,549	(12)

(1)	Amounts in the table do not reflect compensation granted in any single year but include reported compensation that has been deferred and market returns on investments that deferred amounts were deemed invested in which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation which has been disclosed in our previous proxy statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, (iii) less distributions. For purposes of this table, earnings includes gains and losses in value of the investments into which deferred amounts are deemed invested, including the value of stock units resulting from deferrals of vested restricted stock shares, restricted stock units and resulting from option gain deferrals.

(2)	The value of RSUs which vested but by their terms will not be distributed until a later date. RSUs are subject to a mandatory period following vesting during which they are not distributed. We have chosen to show this mandatory deferral as a Registrant Contribution, but the value of the RSUs at the vesting date is reflected in full in the Options Exercised and Stock Vested table as compensation to the named executive officer.

(3)	Includes $2,908,596 in losses from Mr. Handler’s self-directed deferred compensation account, $3,610,090 in decreased value of investments in our DCP and $81,152,264 in decreased value of RSUs which have vested but by their terms will not be distributed until a later date or which have been deferred by Mr. Handler.

(4)	Includes $108,152,609 attributable to RSUs originally awarded from 2000 through 2008; $7,353,512 in amounts deferred through our DCP and $38,452,395 in deferred amounts Mr. Handler earned from 1998 through 2000 as head of the High Yield Division which were deferred through his self-directed deferred compensation plan.

(5)	Includes $7,509,455 in decreased value of RSUs which have vested but by their terms will not be distributed until a later date or which have been deferred by Mr. Friedman and $316,616 in decreased value of investments in our DCP.

(6)	Includes $1,371,900 in amounts deferred through our DCP and $13,887,651 reflecting the value of RSUs.

(7)	Consists of the earnings on vested RSUs which have vested but by their terms will not be distributed until a later date or which have been deferred by Mr. Broadbent.

(8)	Includes $218,144 as the value of RSUs which have vested but by their terms will not be distributed until a later date and $12,500 in DCP discounts on new cash amounts deferred during 2008.

(9)	Includes $162,498 in decreased value of RSUs which have vested but by their terms will not be distributed until a later date or which have been deferred by Mr. Feller and $252,073 in decreased value of investments in our DCP.

(10)	Includes $395,623 in amounts deferred through our DCP and $422,164 in RSUs.

(11)	Consists of the decreased value of RSUs which have vested but by their terms will not be distributed until a later date or which have been deferred by Mr. Hendrickson.

(12)	Consists of the value of RSUs which have vested but by their terms will not be distributed until a later date or which have been deferred by Mr. Hendrickson.

The amounts of deferred compensation in the table above reflect compensation that was paid to each named executive officer historically, and reported as compensation at the time to the extent required under SEC rules then in effect, but for which the actual receipt of the compensation has been deferred. A substantial portion of the value listed above was derived from the value of deferred stock or other investments after the compensation was credited to the employee and were not the amounts we actually paid the executive. When an executive’s deferred compensation is not denominated in cash, but is deemed invested in a particular fund or security, the executive’s deemed investment subjects their earnings to market risk that may produce gain or loss depending on the performance of the investments selected.

Deferred Compensation Plan

We provide an opportunity for executives to defer receipt of cash portions of annual bonus awards, and to have deferred amounts be deemed invested in specified investment vehicles during the period of deferral. The Company has implemented the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”), which permits executive officers and other eligible employees to defer cash compensation, some or all of which may be deemed invested in stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment opportunities described under the caption “Transactions with Related Persons.” We believe this discount encourages employee participation in the DCP and accordingly, enhances long term retention of equity interests and alignment of executive interests with those of shareholders. The amounts of 2008 salary, bonus and non-equity incentive plan compensation deferred by named executive officers are reflected in the Summary Compensation Table without regard to deferral. The portion of the deferrals under the DCP representing the value of the discount on stock units is reflected in the Summary Compensation Table in the column captioned “All Other Compensation” and in the table above in the column captioned “Registrant Contributions in Last FY.”

The DCP provides eligible employees with the opportunity to defer receipt of cash compensation for five years, with an optional deferral of an additional five years. Participants chose whether their deferred compensation is allocated to a cash denominated investment subaccount, to an equity subaccount which permits amounts to be deemed to be invested in a combination of stock units or other specified equity investment vehicles. Credits of stock units to a participant’s subaccount occur at a predetermined discount of up to 15% of the volume weighted average market price per share of our common stock on the last day of the quarter. The predetermined discount amount for 2008 was 10%. The discounted portion of any amounts credited, or the additional stock units credited as a result of those discounts, is forfeitable upon termination of employment until the earliest of the time the participant has participated in the DCP for three consecutive years, the participant’s age plus the number of years of service equals 65, or the participant’s death or a change in control. Messrs. Handler, Friedman and Feller have met this vesting requirement by having participated in the DCP for three consecutive years. Messrs. Broadbent and Hendrickson have not yet met this vesting requirement.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferral into Mr. Handler’s individual Deferred Compensation Plan was in 2000.

Potential Payments Upon Termination or Change in Control

No Single-Trigger Policies or Agreements

We do not have any single-trigger policies or agreements that would entitle an executive to a payment or enhanced rights solely as a result of a change in control, and the way our named executive officers are treated is generally the same as our other employees are treated in this regard. There are a number of aspects of the relationship with the named executive officers that may result in payments if a change in control occurs and the employee is terminated without cause. Those payments result from the application of generally applicable policies or contractual terms and not from any payment or benefit levels which were determined by independent analysis. To understand when those payments are triggered, we have described below the types of agreements, relationships or investments that may require payments to the named executive officers upon termination of employment. Following these descriptions, we also provide a summary of the amounts that would have been payable to each named executive officer as a specific result of termination if the person’s employment had been terminated on December 31, 2008 under various circumstances. We anticipate that all of the payments described in this section will be subject to applicable taxes and withholding requirements and no payments will be made to employees until applicable tax requirements have been met. As a result, the actual amount paid to the employees will be substantially less than the amounts set forth below. We also anticipate that we will receive the positive benefits of a corresponding tax deduction which is also not accounted for in the analysis or tables below.

Description of Agreements, Relationships and Investments

Restricted Stock and Restricted Stock Units

Under the terms of the restricted stock agreements entered into by our named executive officers, the restrictions on restricted stock will lapse and the restricted stock will immediately vest if employment is terminated by the Company without “cause” following a change in control. Under the terms of the restricted stock unit agreements entered into by our named executive officers, the RSUs will immediately vest and be distributed if employment is terminated by the Company without “cause” following a change in control. Such distribution may be subject to delay to comply with Code Section 409A. The vesting terms of restricted stock and RSUs no longer provide for forfeiture upon the employee voluntarily quitting, but provide for forfeiture in the event of competition following termination, so the effect of a termination not for cause following a change in control is to cause a lapse of the non-competition obligation.

Except when otherwise decided by the compensation committee or required by an employment agreement, our policy applicable to all continuing employees is that equity grants will continue to vest normally following a termination without “cause” that is not following a change in control.

Deferred Compensation Plan

Amounts that executive officers have deferred through the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”) would continue to be deferred through the expiration of the applicable deferral period and at the conclusion of that period, would result in a payment to the former executive of the deferred amounts. In some cases when deferred amounts have been deemed invested in specific investment vehicles, we may choose to make the required payments through in-kind distributions of securities reflecting those investments. Settlement of certain of those distributions could be delayed for up to six months if subject to Code Section 409A.

The DCP provides that until an employee has been a participant in the DCP for three consecutive years, any discounts on shares purchased are initially unvested and would be forfeitable upon termination. All of the named executive officers who have deferred compensation through the DCP meet the minimum participation requirement and therefore the discounts on shares purchased are immediately vested.

Early withdrawals are generally not permitted except in the event of an unexpected hardship. An employee is permitted to request an unscheduled withdrawal of certain balances resulting from deferrals before 2005, but 10% of the amount withdrawn will be forfeited. If we experience a change in control, deferred amounts will not be automatically distributed and changes in the plan will be prohibited for a period of 24 months. Unscheduled withdrawals permitted for balances resulting from deferrals before 2005 may be made within two years of a change in control at a reduced forfeiture percentage of 5% of the amount withdrawn.

If an employee dies before payment of deferred amounts has begun, all unvested restricted stock shares or options under the DCP will immediately vest and the balance of any deferred amounts will be paid to the designated beneficiary in January following the year of death. If payment of deferred amounts has already begun, the beneficiary will continue to receive payments in the same manner the employee had elected before his or her death.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferrals into Mr. Handler’s individual Deferred Compensation Plan was in 2000. With respect to amounts deferred through this plan, we may determine to terminate a portion of his deferred compensation arrangement in the event of a change in control and make a full distribution of the deferred amounts, to the extent permitted under Code Section 409A. The decision to terminate the deferral arrangement must be made by our Board of Directors prior to consummation of the transaction that constitutes a change in control. If a change in control had occurred on December 31, 2008 and the board had elected to make a full distribution, Mr. Handler would have received a payment of $38,452,395 in settlement of his individual Deferred Compensation Plan. This amount would be in addition to any unscheduled payout he is entitled to receive under our DCP as discussed above. Absent a change in control, Mr. Handler’s deferrals under this Plan generally will be settled upon his termination of employment, although settlement may be delayed for up to six months if required under Code Section 409A.

High Yield Trading Desk Investments

In connection with the reorganization of our high yield funds, Jefferies Employees Special Opportunity Partners, LLC (“JESOP”) was formed to permit employees to invest in the continuing operations of our high yield trading desk. Investors in JESOP, would have the right to redeem their investment should Mr. Handler cease actively managing the high yield trading desk. If an executive officer other than Mr. Handler is terminated, we anticipate that we would repurchase that person’s interest in JESOP at his or her current capital account balance.

Mr. Handler’s investments in JESOP are in the form of deferred compensation arrangements which follow the performance of JESOP. As a result, a liquidation of the fund would not result in a cash payout to Mr. Handler unless the circumstances also resulted in a payout of his deferred compensation as described above.

Severance Policy

We have adopted a firm-wide severance policy that applies to employees, including our named executive officers, if they are laid off. It is not paid to employees who resign voluntarily or are terminated for cause. Employees are eligible for two weeks of severance for each year of service, up to a maximum of six months pay. If each of the named executive officers had been terminated on December 31, 2008, in addition to vacation pay for any unused portion of earned vacation time, they would have received the following amounts in severance pay:

Severance Policy Payments

Richard B. Handler	$500,000
Brian Friedman	$154,514
Peregrine C. Broadbent	N/A
Lloyd H. Feller	$228,125
Charles Hendrickson	$26,042

The amounts the named executive officers would be paid under our severance policy are calculated in exactly the same way severance would be calculated for any of our other employees. Our general severance policy was not applicable to Mr. Broadbent during 2008 due to his employment agreement, but became applicable to Mr. Broadbent in January 2009.

Garden Leave Policy

In 2008, we revised our firm wide Garden Leave Policy to eliminate the notice period the Company would have been required to give to employees and as a result, our Garden Leave policy will not result in any additional payments to our employees upon termination.

Insurance Benefits

We provide benefits to all our employees, including our named executive officers, that may result in payments to employees or their estates after their death, retirement or termination of employment. These benefits include our medical and dental plans, long term disability plan, life insurance and business travel insurance.

Our medical and dental plans provide that following the death or termination of an employee, the employee or his or her dependents may continue coverage in our medical and dental plans on a month to month basis for 18 to 36 months. To remain in the plans during this period, the person would be required to pay the same premium we had previously been paying for the coverage, plus a 2% charge for administrative expenses. Following retirement, a former employee may continue in the Jefferies medical plan at a retiree premium rate.

If an executive becomes permanently disabled, the individual will be entitled to participate in our Long-Term Disability insurance program. This program entitles a disabled employee to receive 60% of his or her aggregate earnings up to a maximum of $10,000 per month until reaching age 65 and in some cases, for a short period thereafter. Employees are entitled to continue this coverage after termination by completing appropriate documentation and paying premiums directly to the carrier.

We provide life insurance to our employees which would result in a payment to an employee’s designee upon death. Our basic insurance policy would cover each employee for the amount of his or her annual compensation up to $200,000 through age 65, with age based reductions in the covered amount thereafter. Employees are also eligible to purchase additional coverage through our negotiated rates at their own cost. Retirees who meet certain eligibility requirements and who choose to participate in our retiree medical policy have a life insurance benefit of $10,000. Employees who are terminated may elect to continue coverage after employment for both the basic coverage and any additional coverage they have purchased at their own expense.

We also provide business travel accident insurance to all our employees. The benefit would result in a payment of $250,000 in the event of an employee’s death as the result of an accident while traveling on our business.

Summary of Payments on Termination After a Change in Control

As described above, certain of our policies or agreements would result in payments to a named executive officer or enhancement of rights if the person is terminated without cause following a change in control, but we do not have any single-trigger policies or agreements that would entitle an executive to a payment or enhanced rights solely as a result of a change in control and we treat our named executive officers generally the same way we treat other employees in this regard. The table below shows the estimated value of the enhancements to payments and rights a named executive officer would have been entitled to receive if the executive’s employment had been terminated on December 31, 2008. For purposes of valuing these amounts, we made the following assumptions:

•	If an executive has received a restricted stock unit or share of restricted stock which has fully vested and is non-forfeitable, or holds vested stock units which by their terms are not distributable until a later date or have been deferred by the employee that are similarly non-forfeitable, the executive would retain that interest following termination and we therefore do not view the retention of those interests as resulting in a payment or enhancement of rights on termination, except following a termination not for “cause” following a change in control.

•	Shares of restricted stock or restricted stock units which immediately vest if the executive is terminated following a change in control are valued at $14.06 per share, the closing price of our common stock on December 31, 2008.

•	The value of restricted stock units that remain unvested and do not accelerate is not included in the totals below but will continue to vest according to their terms. For the purposes of the table below we have also assumed that the executive complies with any post-termination non-competition and similar obligations under the “continued vesting” provisions described above.

•	Amounts an employee has deferred through our DCP will continue to be deferred and therefore will not result in a payment upon termination in the table below.

•	Each employee agreed to sign our standard settlement and release agreement as required under his or her restricted stock or restricted stock unit agreements.

•	No payment to a named executive officer would need to be reduced so that the executive and Jefferies would avoid adverse tax consequences under Code Sections 4999 and 280G. As discussed above, some of our stock awards contain a “cut-back” provision of this type. We have no obligation to any named executive officer to pay a “gross-up” to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes.

•	Any withdrawals from an employee’s profit sharing plan, pension plan or ESOP account, or the decision of an employee to transfer balances into another qualified account are entirely within the discretion of the employee, will not result in a payment by us, and are not included in the table below.

•	Except as otherwise indicated all amounts reflected in the table would be paid on a lump sum basis, though in some cases distributions will be delayed as required by Code Section 409A.

•	The named executive officers have satisfied all applicable requirements for receiving severance payments in accordance with our generally applicable severance practices.

Summary of Payments on Termination or Change in Control

	Retirement or		Involuntary
	Voluntary		Termination
	Termination by	Involuntary	following a Change
	Employee	Termination	in Control

Richard B. Handler	—	$500,000	$9,711,690	(1)
Brian Friedman	—	$154,514	$5,518,924	(2)
Peregrine C. Broadbent	—	$4,993,486	$4,993,486	(3)
Lloyd H. Feller	—	$228,125	$433,654	(4)
Charles C. Hendrickson	—	$26,042	$306,384	(5)

(1)	Consists of $9,211,690 in restricted stock units which would immediately become vested and $500,000 as a payment under our Severance Policy.

(2)	Consists of $5,364,410 in restricted stock units which would immediately become vested and $154,514 as a payment under our Severance Policy.

(3)	Consists of $2 million as a guaranteed bonus and $2,993,486 of restricted stock units which would immediately become vested.

(4)	Consists of $205,529 in restricted stock units which would immediately become vested and $228,125 as a payment under our Severance Policy.

(5)	Consists of $280,342 in restricted stock units which would immediately become vested and $26,042 as a payment under our Severance Policy.

Director Compensation

	Fees
	Earned or		Stock		All Other
	Paid in		Awards		Compensation
Name	Cash ($)		($)(1)		($)(2)	Total ($)
(a)	(b)		(c)		(g)	(h)

W. Patrick Campbell	$85,000		$98,990	(3)	—	$183,990
Ian M. Cumming	$45,000		$100,000	(4)	—	$145,000
Richard G. Dooley	$75,000	(5)	$100,000	(6)	$3,000	$178,000
Robert E. Joyal	$73,750		$105,833	(7)	—	$179,583
Frank Macchiarola(8)	$18,750		—		—	$18,750
Michael T. O’Kane	$72,500		$91,667	(9)	—	$164,167
Joseph S. Steinberg	$45,000		$77,778	(4)	—	$122,778

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes with respect to each director for 2008 in accordance with FAS 123R including expense from stock awards granted in earlier years but which required service in all or part of 2008. The compensation amounts were not discounted for estimated forfeitures related to the service-based vesting condition. For a discussion of the assumptions made in the valuation of shares reported in the “Stock Awards” column above, see the “Stock Based Compensation” heading in footnote 1, and the “Compensation Plan” discussion in footnote 22 to the Notes to our Consolidated Financial Statements as reported in our Annual Report on Form 10-K.

(2)	Amounts shown in the All Other Compensation column are the amounts we contributed in 2008 to charities designated by the named persons as part of our Charitable Gifts Matching Program described below.

(3)	At December 31, 2008, Mr. Campbell had the following stock awards outstanding: 8,813 shares of unvested restricted stock, 29,682 vested and deferred shares, and 20,568 vested stock options. The grant date fair value of Mr. Campbell’s restricted stock grants for 2005 was $80,000, and for 2006, 2007 and 2008 were $100,000 each, in accordance with our Director’s Stock Compensation Plan (the “DSCP”) as described below.

(4)	Consists of a stock award outstanding for 5,479 shares of unvested restricted stock. The grant date fair value of this restricted stock grant for 2008 was $100,000, in accordance with our DSCP as described below.

(5)	Amounts were credited as deferred shares under our DSCP.

(6)	At December 31, 2008, Mr. Dooley had the following stock awards outstanding: 12,177 unvested restricted stock units, and 151,902 vested and deferred shares. The grant date fair value of Mr. Dooley’s restricted stock grants for 2005 was $80,000 each, and for 2006, 2007 and 2008 were $100,000 each, in accordance with our DSCP as described below.

(7)	At December 31, 2008, Mr. Joyal had the following stock awards outstanding: 12,177 unvested restricted stock units, and 248 vested and deferred shares. The grant date fair value of Mr. Joyal’s restricted stock grants for 2006, 2007 and 2008 were $100,000 each, in accordance with our DSCP as described below.

(8)	Mr. Macchiarola did not stand for re-election in 2008 and ceased being a director when his term expired at our 2008 Annual Meeting on May 19, 2008.

(9)	At December 31, 2008, Mr. O’Kane had the following stock awards outstanding: 12,177 unvested restricted stock units, and 886 vested and deferred shares. The grant date fair value of Mr. O’Kane’s restricted stock grants for 2006, 2007 and 2008 were $100,000 each, in accordance with our DSCP as described below.

Each member of the Board of Directors of Jefferies Group, Inc. who is also a non-employee is entitled to receive the following compensation under the terms of policies approved by the Board from time to time and the terms of the Jefferies Group, Inc. 1999 Directors’ Stock Compensation Plan:

•	an annual retainer of $50,000;

•	an annual grant of $100,000 in our restricted common stock or restricted stock units;

•	an annual retainer of $7,500 for each committee membership;

•	an annual retainer of $20,000 to the Chairman of the Audit Committee; and

•	an annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee.

Annual retainers are paid quarterly in equal installments. Under our 1999 Directors’ Stock Compensation Plan (the “DSCP”), each non-employee Director may elect to receive annual retainer fees in the form of cash, deferred shares or deferred cash. If deferred cash is elected, the Director’s account is credited with interest on deferred cash at the prime interest rate in effect at the date of each annual meeting of shareholders. If deferred shares are elected, the Director’s account is credited with the number of deferred shares having a market value equal to the deferred fees and, when dividends are declared and paid on our common stock, with dividend equivalents on deferred shares which are then deemed reinvested as additional deferred shares.

Directors who are also our employees are not paid directors’ fees and are not granted restricted stock for serving as directors.

We offer a program to all employees to encourage charitable giving, and each director is also permitted to participate in our Charitable Gifts Matching Program. Under the program, we will match 50% of allowable charitable contributions made by an employee or director, up to a maximum matching contribution of $3,000 per person per year.

The children of directors may also participate (along with the children of all our employees) in the Jefferies Family Scholarship program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities on Forms 3, 4 and 5. Directors, executive officers, and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. On February 27, 2009, Mr. Joyal filed an Annual Statement of Changes in Beneficial Ownership on Form 5 for fiscal year 2008 late reporting his acquisition of 297 shares in two transactions through a dividend reinvestment plan.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report Of The Compensation Committee and Report Of The Audit Committee shall not be incorporated by reference into any such filings.

* * *

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board of Directors, the members of which in 2008 were Messrs. Campbell, Dooley, Joyal, Steinberg, Cumming and O’Kane, has furnished this report.

Richard G. Dooley, Chairman, W. Patrick Campbell, Robert E. Joyal
Joseph S. Steinberg, Ian M. Cumming and Michael T. O’Kane

* * *

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management to ensure that the financial statements were prepared in accordance with generally accepted accounting principles and accurately reflect our financial position. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has received written disclosures and a required letter from the independent registered public accounting firm regarding their independence. Based upon its discussions with management, review of the independent auditor’s letter, discussions with the independent registered public accounting firm and other appropriate investigation, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent registered public accounting firm’s independence.

The foregoing report has been furnished by:

W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal
and Michael T. O’Kane

* * *

Ratification of Appointment of Independent Auditor

The Audit Committee appointed KPMG LLP as independent auditor for fiscal 2009 and presents this selection to the shareholders for ratification. KPMG will audit our consolidated financial statements for fiscal 2009 and perform other permissible, pre-approved services. We paid KPMG the following fees for services rendered during 2007 and 2008:

	2007	2008

Audit Fees	$4,903,901	$5,218,704
Audit-Related Fees	$1,194,114	$752,950
Tax Fees	$497,188	$678,991
All Other Fees	$333,706	$30,125
Total All Fees	$6,928,909	$6,680,770

Audit Fees — The Audit Fees reported above reflect what KPMG has billed us for during 2007 and 2008. These amounts include fees for professional services rendered as our principal accountant for the audit of our consolidated financial statements, the audit of various affiliates and investment funds managed by Jefferies or its affiliates, the audit of internal controls over financial reporting required by Section 404 of Sarbanes-Oxley and for other services that are normally provided in connection with statutory and regulatory filings or engagements. The

Audit Committee preapproves all auditing services and permitted non-audit services to be performed for us by our independent registered public accounting firm, which are approved by the Audit Committee prior to the completion of the audit. In 2008, the Audit Committee preapproved all auditing services performed for us by the independent registered public accounting firm.

Audit-Related Fees — The Audit-Related Fees reported above reflect what KPMG has billed us for during 2007 and 2008. These amounts include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Specifically, the Audit-Related services included quarterly reviews, performing agreed upon procedures related to specific matters at our request, the issuance of independent auditor consent, the audits of our employee benefit plans, and other services that are normally provided in connection with statutory and regulatory filings or engagements. Through service agreements, management arrangements or other reimbursement policies, certain unconsolidated funds or other entities have reimbursed us for an aggregate of $68,000 of the audit-related fees described above. Specifically, the reimbursed services involved the audits of our employee benefit plans.

Tax Fees — Tax Fees includes fees for tax compliance, tax advice and tax planning.

All Other Fees — All Other Fees includes billing during 2007 and 2008 for other services that did not fall within the above categories.

Annual Report And Independent Auditors

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, accompanies this Proxy Statement, but is not deemed a part of the proxy soliciting material.

KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2008. The appointment of our independent registered public accounting firm is approved annually by the Audit Committee. In making its decision, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year as well as the qualifications and independence of the audit firm. The Audit Committee has recommended inclusion of the audited financial statements in the Annual Report on Form 10-K.

A representative of KPMG LLP, the independent registered public accounting firm who examined our consolidated financial statements for 2008, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

Transactions with Related Persons

Regular Margin Accounts

Through Jefferies, our wholly owned broker-dealer subsidiary, we have extended credit to Mr. Handler in a margin account in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Jefferies and did not involve more than the normal risk of collectibility or present other unfavorable features.

Jefferies High Yield Funds

We continue to operate our high yield secondary market business through Jefferies High Yield Trading, LLC (“Jefferies High Yield Trading”). We and a subsidiary of Leucadia National Corporation (“Leucadia”) each own 50% of the voting securities of Jefferies High Yield Holdings, LLC (“Holdings”), which owns Jefferies High Yield Trading. We and Leucadia each have the right to nominate two of a total of four directors to Holding’s board of directors. Leucadia’s nominees to our board of directors, Messrs. Cumming and Steinberg, are two of the directors of Holdings. Leucadia has invested $350,000,000 in Holdings and is currently committed to an additional investment of $250,000,000, subject to our prior request. Any request to Leucadia for additional capital investment in JHYH will require the unanimous consent of our board of directors (including the consent of Leucadia’s designees to our board of directors).

In exchange for Jefferies transferring its high yield secondary market trading business to Jefferies High Yield Trading, Jefferies received securities entitling it to an additional 20% of the profits, and provides services to Jefferies High Yield Trading for a fee equal to 1.5% of contributed capital. Jefferies received a placement fee of 0.25% for the equity capital raised. Jefferies also receives a management fee of 0.50%, in addition to the 1.5% fee for services described above, for a total fee of 2%. Jefferies High Yield Trading continues to be overseen by Richard Handler. We have offered our qualified employees the option to invest in the operations of Holdings through investments in Jefferies Employees Special Opportunity Partners, LLC (“JESOP”). As of December 31, 2008, Mr. Handler held an economic interest through his DCP with a value of 20.7% of JESOP.

Private Equity Funds

We have also invested in two private equity funds managed by companies controlled by Mr. Friedman, one of our directors, Chairman of the Executive Committee and a nominee, and have acquired interests in the profit participation earned by two of those management companies, and another company that manages a third private equity fund and is controlled by Mr. Friedman. These three management companies (the “Fund Managers”) serve as the managers of the three private equity funds (the “Private Equity Funds”) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers before he became associated with us. As of December 31, 2008, we had committed an aggregate of approximately $62.3 million to two of these funds, and had funded approximately $36.2 million of these commitments. We have also guaranteed a $36 million bank loan issued to a Jefferies employee fund related to one of those funds. As a result of those investments, commitments and profit participations, for the period from January 1 through December 31, 2008, we received distributions from the Private Equity Funds and the Fund IV manager of approximately $2.9 million and profit participations from the Fund Managers in the amount of $5.5 million. Included in the $1.225 billion in total equity committed to funds over which Mr. Friedman has control are individual investments of certain of our named executive officers. As a result of their individual cash commitments, as of December 31, 2008, Mr. Handler, had an aggregate interest of .12% in the total committed capital in such funds, and Mr. Friedman had an aggregate interest of 2.34% in such total committed capital. In addition, Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the carried interest paid by the Private Equity Funds.

On August 11, 2008, we entered into a Credit Agreement (the “Credit Facility”) with JCP Fund V Bridge Partners, LLC, a Delaware limited liability company (the “Borrower”), pursuant to which we may make loans to the Borrower in an aggregate principal amount of up to $50.0 million at any time until August 10, 2009. The Borrower is owned by its two managing members which are James L. Luikart, executive vice president of Jefferies Capital Partners, and Mr. Friedman. The loans may be used by the Borrower to make investments that are expected to be sold to Jefferies Capital Partners V, L.P. (“Fund V”) upon its capitalization by third party investors. Fund V will be managed by a team led by Messrs. Luikart and Friedman. We anticipate as provided in the July 2005 agreement, provided that the preconditions are met, we will commit to directly or indirectly invest or guarantee the investment of up to $140 million in Fund V and its related parallel funds.

In connection with any loan made under the Credit Facility, the members of the Borrower agreed to make a capital commitment to the Borrower in an amount equal to 12.5% of the investment to be made with the proceeds of the loan. The final maturity date of the Credit Facility is August 12, 2009, subject to a six-month extension at the option of the Borrower to February 11, 2010. As a condition to making any loan, the Borrower must certify, among other things, that the representations and warranties in the Credit Facility are true and correct in all material respects, no Default or Event of Default exists as of the date the loan is made, and the investment to be made with the loan proceeds has received internal approval. The interest rate on any loans made under the Credit Facility is the Prime Rate (as defined in the Credit Facility) plus 200 basis points, payable at the final maturity date, or upon repayment of any principal amounts, as applicable. The Credit Facility contains customary events of default and restrictions on the activities of the Borrower. The obligations of the Borrower under the Credit Facility are secured by its interests in each investment. On August 11, 2008, loans in the aggregate principal amount of approximately $31.3 million were made to the Borrower under the Credit Facility.

Through our subsidiaries, we have performed investment banking and other services for companies in which the Private Equity Funds have invested. In some cases, the Private Equity Funds control those companies in which they have invested. From January 1 through December 31, 2008, we received $2.2 million in fee income for investment banking and other services performed for companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments, and $1.2 million was paid to Jefferies Finance, LLC, an entity in which we have a 50% ownership interest and share control with an independent third party.

We employ and provide office space for all the Fund Managers’ employees under an arrangement we entered into with Mr. Friedman and Jefferies Capital Partners in 2005 and previously under an agreement entered into in 2001. Jefferies Capital Partners reimburses us on an annual basis for our direct employee costs, office space costs and other direct costs. In 2008, we billed and received approximately $7.4 million in cash for such expenses.

Leucadia National Corporation

On April 20, 2008, we entered into an Investment Agreement and Standstill Agreement (the “Agreements”) with Leucadia National Corporation (“Leucadia”). On April 21, 2008, as more fully set forth in the Agreements, which are attached to our Current Report on Form 8-K filed on April 21, 2008, we purchased from Leucadia 10,000,000 common shares of Leucadia in exchange for our issuance of 26,585,310 shares of our common stock, representing 16.7% of our outstanding shares (after giving effect to the Transaction), and a payment to Leucadia of $100,021,353 in cash. We reported in our Current Report on Form 8-K filed on June 9, 2008 that we had completed our sale of the 10,000,000 shares of Leucadia for aggregate proceeds of $535.2 million.

Pursuant to the Agreements, we increased the size of our board of directors by two and elected two designees selected by Leucadia to fill the new directorships. Leucadia designated Ian M. Cumming, Leucadia’s Chairman, and Joseph S. Steinberg, a director of Leucadia and its President, to fill the two newly created vacancies on our board. Our board elected Messrs. Cumming and Steinberg to our board on April 21, 2008, and our shareholders re-elected Messrs. Cumming and Steinberg on May 19, 2008. Leucadia will continue to have the right to appoint two directors for two years so long as Leucadia maintains at least 15% beneficial ownership of our outstanding shares. Leucadia agreed that for a period of two years, subject to certain exceptions (i) not to sell any of our shares acquired in the transaction, (ii) not to acquire additional shares of our voting securities if such acquisition would result in Leucadia beneficially owning more than 30% of our outstanding shares, and (iii) to vote its shares of our common stock in favor of the slate of directors nominated by our board of directors.

We also continue to perform various services on behalf of Leucadia in the ordinary course of our business. Through Jefferies High Yield Trading, we purchase and sell Leucadia’s debt securities from time to time in unsolicited transactions, selling to independent third parties through Rule 144. On February 27, 2009, Leucadia announced that its Board of Directors had authorized the company to make purchases, from time to time, of its outstanding indebtedness. Between February 27, 2009 and March 13, 2009, Leucadia purchased $26,935,000 aggregate principal amount of its debt securities from Jefferies High Yield Trading, some of which we had previously held in inventory and some of which we acquired from third parties in riskless principal transactions. In each case the trades were at prices negotiated by the parties relative to the current market price for the securities. We also acted as financial advisor to Leucadia in connection with the early conversion of some of its convertible debt securities. Through negotiations directly with existing convertible security holders, approximately $100 million aggregate principal amount of its convertible notes were early converted and we received a financial advisory fee of $1.3 million for our services relating to the conversions. We have also received $2,069,077 in commissions and commission equivalents for conducting brokerage services on behalf of Leucadia affiliates. These transactions took place in the ordinary course of our business on substantially the same terms as those prevailing at the time for comparable transactions with persons not related to Jefferies and did not involve more than the normal market risk.

On June 4, 2008, in separate transactions, we purchased 650,000 common shares of Leucadia from a charitable trust created by Joseph S. Steinberg and from a corporation owned by a trust for the benefit of Mr. Steinberg’s family and an aggregate of 650,000 common shares of Leucadia from Ian M. Cumming. We purchased the aggregate 1,300,000 common shares of Leucadia for $63,635,000, or $48.95 per share. The closing price of the Leucadia common stock on June 4, 2008 was $51.01. On June 9, 2008, Leucadia registered the resale of the shares. We realized a substantial loss on the resale of these securities over the next five and a half months. We have in the past entered into similar transactions in the ordinary course of our business with Messrs. Steinberg and Cumming in which we recognized gains, and we may enter into similar transactions in the ordinary course of our business in the future.

Director of Marketing

We have employed Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as our Director of Marketing since 1997, before Mr. Handler was appointed as Chairman, CEO or President. For his services during 2008, he was paid $324,997 in a combination of cash and restricted stock.

Review, Approval or Ratification of Related Person Transactions

We have adopted a written Code of Ethics which is available both on our public website and on our corporate intranet. The Code of Ethics governs the behavior of all our employees, officers and directors, including our named executive officers. Our Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.

If one of our executive officers has the opportunity to invest or otherwise participate in such a transaction, our policy requires that the executive prepare a memorandum describing the proposed transaction. The memo must be submitted to the Global Head of Compliance or the General Counsel or his designee, and a copy of the memorandum will be provided to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors, or any other member designated by the Committee, for consideration and action by that committee. After consideration of the matter, the Corporate Governance and Nominating Committee will provide written notice to the executive of the action taken.

Our Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth therein must be requested in writing addressed to the Corporate Governance and Nominating Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the General Counsel and no exceptions shall be effective unless approved by the Corporate Governance and Nominating Committee.

Shareholder Proposals

Shareholder proposals for inclusion in the proxy material relating to our 2010 Annual Meeting of Shareholders should be sent to our principal executive offices at 520 Madison Avenue, New York, New York, 10022, Attention: Lloyd H. Feller. To be considered timely under federal securities laws, any proposals must be received no later than December 8, 2009, to be included in next year’s proxy statement and proxy card, and no later than March 19, 2010, if to be presented at the meeting but not included in the proxy statement or proxy card. Though we will consider all proposals, we are not required to include any shareholder proposal in our proxy materials relating to next year’s annual meeting unless it meets all of the requirements for inclusion established by the SEC and our By-Laws.

For the Board of Directors,

Lloyd H. Feller, Secretary

April 9, 2009

ANNUAL MEETING OF SHAREHOLDERS OF
JEFFERIES GROUP, INC.
May 18, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.jefferies.com/proxy

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.ê

■	2 0 8 3 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 4	0 5 1 8 0 9

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF THE AUDITORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Richard B. Handler Brian P. Friedman
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	W. Patrick Campbell Ian M. Cumming Richard G. Dooley
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	Robert E. Joyal Michael T. O’Kane Joseph S. Steinberg

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of KPMG as independent auditors.	☐	☐	☐

3.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

Fellow Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Jefferies Group, Inc. The meeting will be held at our offices at 520 Madison Avenue, 10th Floor, New York, New York 10022, on Monday, May 18, 2009, at 9:30 a.m.
Enclosed you will find a copy of our Proxy Statement, 2008 Annual Report on Form 10-K, with letter to shareholders, and your Proxy Voting Card. We urge you to exercise your right as a shareholder of Jefferies and part of our Firm to vote your shares, regardless of how many you own.
Sincerely,

Richard B. Handler	Brian P. Friedman
Chairman and CEO	Chairman of the Executive Committee

1	■

PROXY
JEFFERIES GROUP, INC.
Proxy for the Annual Meeting of Shareholders May 18, 2009
Solicited on Behalf of the Board of Directors of the Company
The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), hereby appoints Richard B. Handler and Brian P. Friedman, and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, May 18, 2009, at 9:30 a.m. local time, and at any adjournment thereof, as directed on the reverse hereof, hereby revoking all prior proxies granted by the undersigned.
(Continued and to be signed on the reverse side)

COMMENTS:

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF
JEFFERIES GROUP, INC.
May 18, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.jefferies.com/proxy
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â

■	2 0 8 3 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 4	0 5 1 8 0 9

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF THE AUDITORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Richard B. Handler Brian P. Friedman
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	W. Patrick Campbell Ian M. Cumming Richard G. Dooley
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	Robert E. Joyal Michael T. O’Kane Joseph S. Steinberg

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of KPMG as independent auditors.	☐	☐	☐

3.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■